Exhibit 99.1

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The consolidated financial statements of ACCO Brands Corporation (the “Company”) have been restated to reflect the GBC-Fordigraph Pty Ltd business, which was sold to The Neopost Group as of May 31, 2011, as a discontinued operation on the consolidated balance sheets, consolidated statements of operations, related notes and schedules for all periods presented in the consolidated financial statements. These restated consolidated financial statements, footnotes and schedules filed on Form 8-K have been restated in connection with the anticipated filing with the Securities and Exchange Commission of a Registration Statement on Form S-4. The Registration Statement relates to the Company’s announcement on November 17, 2011 of its entry into an agreement and plan of merger pursuant to which the Company will acquire the Consumer and Office Products business of MeadWestvaco Corporation. The Company has also added to the Updated Financial Statements Note 21, Subsequent Events, and the notes and certain amounts in the financial statements have been revised and reclassified to conform to the current presentation. These reclassifications have no effect on our previously reported net income (loss). These are the only changes to the previously filed financial statements in the 2010 Form 10-K.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of ACCO Brands Corporation:

We have audited the accompanying consolidated balance sheets of ACCO Brands Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2010. In connection with our audits of the consolidated financial statements, we also audited the related consolidated financial statement schedule, Schedule II – Valuation and Qualifying Accounts and Reserves. These consolidated financial statements and financial statement schedule are the responsibility of ACCO Brands Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit. The accompanying consolidated financial statements of ACCO Brands Corporation and subsidiaries for the year ended December 31, 2008, were audited by other auditors whose report thereon dated March 2, 2009, expressed an unqualified opinion on those statements, before the restatement described in Part B of note 1 to the consolidated financial statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements and financial statement schedule referred to above present fairly, in all material respects, the financial position of ACCO Brands Corporation and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

We also have audited the adjustments described in Part B of note 1 that were applied to restate the 2008 consolidated financial statements to retrospectively present GBC Fordigraph Pty Ltd as discontinued operations. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2008 consolidated financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2008 consolidated financial statements taken as a whole.

/s/ KPMG LLP

Chicago, Illinois

February 24, 2011, except as to Part B of note 1 and note 18, which are as of December 15, 2011

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of ACCO Brands Corporation:

In our opinion, the consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for the year ended December 31, 2008, before the effects of the adjustments to retrospectively reflect the GBC-Fordigraph Pty Ltd business as a discontinued operation described in Part B of Note 1, present fairly, in all material respects, the results of operations and cash flows of ACCO Brands Corporation for the year ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America (the 2008 financial statements before the effects of the adjustments for the GBC-Fordigraph Pty Ltd business discussed in Part B of Note 1 are not presented herein). In addition, in our opinion, the financial statement schedule, before the effects of the adjustments described above, for the year ended December 31, 2008 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements (the 2008 financial statement schedule before the effects of the adjustments for the GBC-Fordigraph Pty Ltd business discussed in Part B of Note 1 is not presented herein). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit, before the effects of the adjustments described above, of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively reflect the GBC-Fordigraph Pty Ltd business as a discontinued operation described in Part B of Note 1 and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

March 2, 2009

ACCO Brands Corporation and Subsidiaries

Consolidated Balance Sheets

(in millions of dollars, except share data)	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$83.2	$43.6
Accounts receivable less allowances for discounts, doubtful accounts and returns of $15.6 and $17.9, respectively	274.8	254.2
Inventories	205.9	193.7
Deferred income taxes	9.1	6.6
Other current assets	24.0	20.6
Assets of discontinued operations	23.7	18.4

Total current assets	620.7	537.1
Total property, plant and equipment	474.1	474.6
Less accumulated depreciation	(310.9)	(293.9)

Property, plant and equipment, net	163.2	180.7
Deferred income taxes	10.6	31.5
Goodwill	136.9	136.6
Identifiable intangibles, net of accumulated amortization of $96.4 and $90.1, respectively	137.0	144.6
Other assets	71.8	67.9
Assets of discontinued operations	9.4	8.4

Total assets	$1,149.6	$1,106.8

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Notes payable to banks	$—	$0.5
Current portion of long-term debt	0.2	0.2
Accounts payable	110.3	97.4
Accrued compensation	23.9	17.0
Accrued customer program liabilities	72.8	74.6
Accrued interest	22.0	20.0
Other current liabilities	84.1	73.9
Liabilities of discontinued operations	14.6	15.3

Total current liabilities	327.9	298.9
Long-term debt	727.4	725.1
Deferred income taxes	81.2	86.2
Pension and post retirement benefit obligations	74.9	94.6
Other non-current liabilities	12.7	12.0
Liabilities of discontinued operations	5.3	7.2

Total liabilities	1,229.4	1,224.0

Stockholders’ deficit:
Preferred stock, $0.01 par value, 25,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 55,080,463 and 54,719,296 shares issued and 54,922,783 and 54,572,191 outstanding, respectively	0.6	0.5
Treasury stock, 157,680 and 147,105 shares, respectively	(1.5)	(1.4)
Paid-in capital	1,401.1	1,397.0
Accumulated other comprehensive loss	(86.1)	(107.0)
Accumulated deficit	(1,393.9)	(1,406.3)

Total stockholders’ deficit	(79.8)	(117.2)

Total liabilities and stockholders’ deficit	$1,149.6	$1,106.8

See notes to consolidated financial statements.

ACCO Brands Corporation and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31,
(in millions of dollars, except per share data)	2010	2009	2008
Net sales	$1,284.6	$1,233.3	$1,539.2
Cost of products sold	887.5	868.7	1,071.4

Gross profit	397.1	364.6	467.8
Operating costs and expenses:
Advertising, selling, general and administrative expenses	281.2	263.0	367.6
Amortization of intangibles	6.7	7.1	7.5
Restructuring (income) charges	(0.5)	17.4	28.8
Goodwill and asset impairment charges	—	1.7	263.8

Total operating costs and expenses	287.4	289.2	667.7

Operating income (loss)	109.7	75.4	(199.9)
Non-operating expense (income):
Interest expense, net	78.3	67.0	63.7
Equity in earnings of joint ventures	(8.3)	(4.4)	(6.5)
Other (income) expense, net	1.2	5.4	(17.8)

Income (loss) from continuing operations before income taxes	38.5	7.4	(239.3)
Income tax expense	30.7	126.0	15.8

Income (loss) from continuing operations	7.8	(118.6)	(255.1)
Income (loss) from discontinued operations, net of income taxes	4.6	(7.5)	(84.1)

Net income (loss)	$12.4	$(126.1)	$(339.2)

Per share:
Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.14	$(2.18)	$(4.71)
Income (loss) from discontinued operations	0.08	(0.14)	(1.55)

Basic earnings (loss) per share	$0.23	$(2.32)	$(6.26)

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.14	$(2.18)	$(4.71)
Income (loss) from discontinued operations	0.08	(0.14)	(1.55)

Diluted earnings (loss) per share	$0.22	$(2.32)	$(6.26)

Weighted average number of shares outstanding:
Basic	54.8	54.5	54.2
Diluted	57.2	54.5	54.2

See notes to consolidated financial statements.

ACCO Brands Corporation and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
(in millions of dollars)	2010	2009	2008
Operating activities
Net income	$12.4	$(126.1)	$(339.2)
Deferred income tax (benefit) provision	12.3	112.7	(26.9)
(Gain) loss on sale of assets	(1.5)	0.8	(6.0)
Depreciation	29.6	32.1	33.9
Goodwill and asset impairment charges and other non-cash charges	0.7	6.3	361.5
Amortization of debt issuance costs/bond discount	6.3	6.5	5.9
Amortization of intangibles	6.9	7.2	8.9
Stock based compensation	4.2	3.0	5.5
(Gain) loss on retirement of bank debt	—	4.0	(19.0)
Changes in balance sheet items:
Accounts receivable	(18.5)	41.5	80.8
Inventories	(9.8)	78.7	(8.4)
Other assets	(5.1)	10.2	1.5
Accounts payable	14.8	(54.9)	(36.9)
Accrued expenses and other liabilities	(2.2)	(37.5)	(36.8)
Accrued taxes	7.7	(8.8)	9.5
Other operating activities, net	(2.9)	(4.2)	2.9

Net cash provided by operating activities	54.9	71.5	37.2
Investing activities
Additions to property, plant and equipment	(12.6)	(10.3)	(43.5)
Assets acquired	(1.1)	(3.4)	—
(Payments) proceeds from sale of discontinued operations	(3.7)	9.2	—
Proceeds from the disposition of assets	2.5	0.6	24.8

Net cash used by investing activities	(14.9)	(3.9)	(18.7)
Financing activities
Proceeds from long-term borrowings	1.5	469.3	—
Repayments of long-term debt	(0.2)	(397.9)	(63.1)
Borrowings (repayments) of short-term debt, net	(0.5)	(54.2)	32.0
Payment of Euro debt hedge	—	(40.8)	—
Cost of debt issuance	(0.8)	(20.6)	—
Cost of debt amendments	—	—	(6.9)
Exercise of stock options and other	(0.1)	(0.3)	0.3

Net cash used by financing activities	(0.1)	(44.5)	(37.7)
Effect of foreign exchange rate changes on cash	(0.3)	2.4	(5.0)

Net increase (decrease) in cash and cash equivalents	39.6	25.5	(24.2)
Cash and cash equivalents
Beginning of year	43.6	18.1	42.3

End of period	$83.2	$43.6	$18.1

Cash paid during the year for:
Interest	$70.6	$54.4	$58.9
Income taxes	$13.9	$19.7	$22.2

See notes to consolidated financial statements.

ACCO Brands Corporation and Subsidiaries

Consolidated Statements of Stockholders’ Equity (Deficit) and Comprehensive Income (Loss)

(in millions of dollars)	Common Stock	Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Accumulated Deficit	Total	Comprehensive Income (Loss)
Balance at December 31, 2007	$0.6	$1,388.9	$(9.2)	$(1.1)	$(940.9)	$438.3
Net loss	—	—	—	—	(339.2)	(339.2)	$(339.2)
Income on derivative financial instruments, net of tax	—	—	3.9	—	—	3.9	3.9
Translation impact, net of tax	—	—	(59.3)	—	—	(59.3)	(59.3)
Pension and postretirement adjustment, net of tax	—	—	(52.9)	—	(0.1)	(53.0)	(53.0)

Total comprehensive loss							$(447.6)

Stock-based compensation activity	—	5.8	—	—	—	5.8
Other	—	0.1	—	—	—	0.1

Balance at December 31, 2008	0.6	1,394.8	(117.5)	(1.1)	(1,280.2)	(3.4)
Net loss	—	—	—	—	(126.1)	(126.1)	$(126.1)
Loss on derivative financial instruments, net of tax	—	—	(3.3)	—	—	(3.3)	(3.3)
Translation impact, net of tax	—	—	26.7	—	—	26.7	26.7
Pension and postretirement adjustment, net of tax	—	—	(12.9)	—	—	(12.9)	(12.9)

Total comprehensive loss							$(115.6)

Stock-based compensation activity	—	3.0	—	(0.3)	—	2.7

Other	(0.1)	(0.8)	—	—	—	(0.9)

Balance at December 31, 2009	0.5	1,397.0	(107.0)	(1.4)	(1,406.3)	(117.2)
Net income	—	—	—	—	12.4	12.4	$12.4
Loss on derivative financial instruments, net of tax	—	—	(0.5)	—	—	(0.5)	(0.5)
Translation impact, net of tax	—	—	11.0	—	—	11.0	11.0
Pension and postretirement adjustment, net of tax	—	—	10.4	—	—	10.4	10.4

Total comprehensive income							$33.3

Stock-based compensation activity	0.1	4.2	—	(0.1)	—	4.2
Other	—	(0.1)	—	—	—	(0.1)

Balance at December 31, 2010	$0.6	$1,401.1	$(86.1)	$(1.5)	$(1,393.9)	$(79.8)

Shares of Capital Stock

	Common Stock	Treasury Stock	Net Shares
Shares at December 31, 2007	54,147,897	(47,186)	54,100,711
Stock issuances—stock based compensation	234,865	(70)	234,795

Shares at December 31, 2008	54,382,762	(47,256)	54,335,506
Stock issuances—stock based compensation	336,534	(99,849)	236,685

Shares at December 31, 2009	54,719,296	(147,105)	54,572,191
Stock issuances—stock based compensation	361,167	(10,575)	350,592

Shares at December 31, 2010	55,080,463	(157,680)	54,922,783

See notes to consolidated financial statements.

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements

1. Basis of Presentation

Part A

The management of ACCO Brands Corporation is responsible for the accuracy and internal consistency of the preparation of the consolidated financial statements and notes contained in this report.

The consolidated financial statements include the accounts of ACCO Brands Corporation and its domestic and international subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. Our investments in companies that are between 20% and 50% owned are accounted for using the equity method of accounting. ACCO Brands has equity investments in the following joint ventures: Pelikan-Artline Pty Ltd (“Pelikan-Artline”)—50% ownership; and Neschen/GBC Graphic Films (“Neschen”)—50% ownership. The Company’s share of earnings from equity investments is included on the line entitled “Equity in earnings of joint ventures” in the consolidated statements of operations. Companies in which our investment exceeds 50% have been consolidated.

The Company’s former commercial print finishing business is reported in discontinued operations in the consolidated financial statements.

The cash flows from discontinued operations have not been separately classified on the accompanying consolidated statement of cash flows. Additional information regarding discontinued operations is discussed in Note 18.

Certain amounts in the consolidated financial statements and notes have been reclassified to conform to the current year presentation. All amounts disclosed in the notes to the consolidated financial statements are presented for continuing operations unless otherwise noted.

Part B

The Company has sold its GBC-Fordigraph Pty Ltd business to The Neopost Group as of May 31, 2011. This business was part of the ACCO Brands International segment. The GBC-Fordigraph Pty Ltd business has been reclassified as a discontinued operation on the consolidated balance sheet, consolidated statements of operations, related notes and schedules for all periods presented in this Annual Report. Prior year amounts included herein have been restated to conform to the current year presentation.

The consolidated statement of operations for the year ended December 31, 2008, originally reported in the Company’s Form 10-K filed with the Securities and Exchange Commission on February 24, 2011, has been adjusted to reflect the discontinuation of the Company’s GBC-Fordigraph business since that Form 10-K was filed. The required adjustments and the as adjusted 2008 consolidated statement of operations included in this Form 8-K are shown below.

(in millions of dollars, except per share data)	2008 As Originally Reported	Adjustments for Discontinued Operations	2008 As Adjusted
Net sales	$1,578.2	$(39.0)	$1,539.2
Cost of products sold	1,094.4	(23.0)	1,071.4

Gross profit	483.8	(16.0)	467.8
Advertising, selling, general and administrative expenses	379.0	(11.4)	367.6
Amortization of intangibles	7.7	(0.2)	7.5
Restructuring charges	28.8	—	28.8
Goodwill and asset impairment charges	274.4	(10.6)	263.8

Operating loss	(206.1)	6.2	(199.9)
Interest expense, net	63.7	—	63.7
Equity in earnings of joint ventures	(6.5)	—	(6.5)
Other income, net	(17.2)	(0.6)	(17.8)

Loss from continuing operations before income taxes	(246.1)	6.8	(239.3)
Income tax expense	16.9	(1.1)	15.8

Loss from continuing operations	(263.0)	7.9	(255.1)
Loss from discontinued operations, net of income taxes	(76.2)	(7.9)	(84.1)

Net loss	$(339.2)	$—	$(339.2)
Basic earnings per common share:
Loss from continuing operations	$(4.85)		$(4.71)
Loss from discontinued operations	(1.41)		(1.55)
Net loss	(6.26)		(6.26)

Disclosed amounts related to the year ended December 31, 2008 have also been adjusted in the notes to the consolidated financial statements and in the related consolidated financial statement schedule, Schedule II – Valuation and Qualifying Accounts and Reserves to reflect the GBC-Fordigraph business as a discontinued operation. The following notes have been adjusted: Note 2, Note 4, Note 8, Note 10, Note 11, Note 15, Note 17, Note 18 and Note 20.

2. Significant Accounting Policies

Nature of Business

ACCO Brands is primarily involved in the manufacturing, marketing and distribution of office products—including traditional and computer-related office products, supplies, binding and laminating equipment and related consumable supplies, personal computer accessory products, paper-based time management products and presentation aids and products—selling primarily to large resellers. The Company’s subsidiaries operate principally in the United States, Australia, the United Kingdom and Canada.

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

Highly liquid investments with an original maturity of three months or less are included in cash and cash equivalents.

Allowances for Doubtful Accounts, Discounts and Returns

Trade receivables are stated net of discounts, allowances for doubtful accounts and allowance for returns. The allowance for doubtful accounts represents estimated uncollectible receivables associated with potential customer non-payment on contractual obligations, usually due to customers’ potential insolvency. The allowances include amounts for certain customers where a risk of non-payment has been specifically identified. In addition, the allowances include a provision for customer non-payment on a general formula basis when it is determined the risk of some non-payment is probable and estimable, but cannot yet be associated with specific customers. The assessment of the likelihood of customer non-payment is based on various factors, including the length of time the receivables are past due, historical experience and existing economic conditions.

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The allowance for sales returns represents estimated uncollectible receivables associated with the potential return of products previously sold to customers, and is recorded at the time that the sales are recognized. The allowance includes a general provision for product returns based on historical trends. In addition, the allowance includes a reserve for currently authorized customer returns that are considered to be abnormal in comparison to the historical basis.

Inventories

Inventories are priced at the lower of cost (principally first-in, first-out) or market. A reserve is established to adjust the cost of inventory to its net realizable value. Inventory reserves are recorded for obsolete or slow-moving inventory based on assumptions about future demand and marketability of products, the impact of new product introductions and specific identification of items, such as product discontinuance or engineering/material changes. These estimates could vary significantly, either favorably or unfavorably, from actual requirements if future economic conditions, customer inventory levels or competitive conditions differ from expectations.

Property, Plant and Equipment

Property, plant and equipment are carried at cost. Depreciation is provided, principally on a straight-line basis, over the estimated useful lives of the assets. Gains or losses resulting from dispositions are included in operating income. Betterments and renewals that improve and extend the life of an asset are capitalized; maintenance and repair costs are expensed. Purchased computer software is capitalized and amortized over the software’s useful life. The following table shows estimated useful lives of property, plant and equipment:

Buildings	40 to 50 years
Leasehold improvements	Lesser of lease term or 10 years
Machinery, equipment and furniture	3 to 10 years

Long-Lived Assets

We test long-lived assets for impairment whenever events or changes in circumstances indicate that the assets’ carrying amount is not recoverable from its undiscounted cash flows. When such events occur, the Company compares the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group to the carrying amount of a long-lived asset or asset group. If this comparison indicates that there is asset impairment, the amount of the impairment is typically calculated using discounted expected future cash flows. The discount rate applied to these cash flows is based on the Company’s weighted average cost of capital, computed by selecting market rates at the valuation dates for debt and equity that are reflective of the risks associated with an investment in the Company’s industry as estimated by using comparable publicly traded companies.

Intangible Assets

Intangible assets are comprised primarily of indefinite-lived intangible assets acquired and purchased intangible assets arising from the application of purchase accounting. Indefinite-lived intangible assets are not amortized, but are evaluated annually to determine whether the indefinite useful life is appropriate. Indefinite-lived intangibles are tested for impairment on an annual basis and written down where impaired. Certain of the Company’s trade names have been assigned an indefinite life as these trade names are currently anticipated to contribute cash flows to the Company indefinitely.

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The Company reviews indefinite-lived intangibles for impairment annually, and whenever market or business events indicate there may be a potential impact on a particular intangible. The Company considers the implications of both external (e.g., market growth, pricing, competition, and technology) and internal factors (e.g., product costs, margins, support expenses, capital investment) and their potential impact on cash flows for each business in both the near and long term, as well as their impact on any identifiable intangible asset associated with the business. Based on recent business results, consideration of significant external and internal factors, and the resulting business projections, indefinite lived intangible assets are reviewed to determine whether they are likely to remain indefinite lived, or whether a finite life is more appropriate. Finite lived intangibles are amortized over 15, 23 or 30 years.

Goodwill

Goodwill has been recorded on the Company’s balance sheet and represents the excess of the cost of the acquisitions when compared to the fair value of the net assets acquired. The Company tests goodwill for impairment at least annually, normally in the second quarter and on an interim basis if an event or circumstance indicates that it is more likely than not that an impairment loss has been incurred. Recoverability of goodwill is evaluated using a two-step process. In the first step, the fair value of a reporting unit is compared to its carrying value. If the fair value of a reporting unit exceeds the carrying value of the net assets assigned to a reporting unit, goodwill is considered not impaired and no further testing is required. If the carrying value of the net assets assigned to a reporting unit exceeds the fair value of a reporting unit, the second step of the impairment test is performed in order to determine the implied fair value of a reporting unit’s goodwill. Determining the implied fair value of goodwill requires valuation of a reporting unit’s tangible and intangible assets and liabilities in a manner similar to the allocation of purchase price in a business combination. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, goodwill is deemed impaired and is written down to the extent of the difference. Similar to the review for impairment of other long-lived assets, the resulting fair value determination is significantly impacted by estimates of future sales for the Company’s products, capital needs, economic trends and other factors.

Employee Benefit Plans

The Company and its subsidiaries provide a range of benefits to their employees and retired employees, including pension, postretirement, post-employment and health care benefits. The Company records annual amounts relating to these plans based on calculations, which include various actuarial assumptions, including discount rates, assumed rates of return on plan assets, compensation increases, turnover rates and health care cost trend rates. The Company reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is deemed appropriate to do so. The effect of the modifications are generally recorded and amortized over future periods.

Income Taxes

Deferred tax liabilities or assets are established for temporary differences between financial and tax reporting bases and are subsequently adjusted to reflect changes in tax rates expected to be in effect when the temporary differences reverse. A valuation allowance is recorded to reduce deferred tax assets to an amount that is more likely than not to be realized.

The amount of income taxes that we pay is subject to ongoing audits by federal, state and foreign tax authorities. Our estimate of the potential outcome of any uncertain tax position is subject to management’s assessment of relevant risks, facts and circumstances existing at that time. We believe that we have adequately provided for our best estimate of the expected outcomes related to these matters. However, our future results may include favorable or unfavorable adjustments to our estimated tax liabilities in the period the assessments are revised or resolved.

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Revenue Recognition

We recognize revenue from product sales when earned, net of applicable provisions for discounts, return and allowances. We consider revenue to be realized or realizable and earned when all of the following criteria are met: title and risk of loss have passed to the customer, persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured. We also provide for our estimate of potential bad debt at the time of revenue recognition.

Cost of Products Sold

Cost of products sold includes all manufacturing, product sourcing and distribution costs, including depreciation related to assets used in the manufacturing and distribution process, inbound and outbound freight, shipping and handling costs, purchasing costs associated with materials and packaging used in the production processes.

Advertising, Selling, General and Administrative Expenses

Advertising, selling, general and administrative expenses include advertising, marketing, selling (including commissions), research and development, customer service, depreciation related to assets outside the manufacturing and distribution processes and all other general and administrative expenses outside the manufacturing and distribution functions (e.g., finance, human resources, information technology, etc.).

Customer Program Costs

Customer program costs include, but are not limited to, sales rebates which are generally tied to achievement of certain sales volume levels, in-store promotional allowances, shared media and customer catalog allowances and other cooperative advertising arrangements, and freight allowance programs. The Company generally recognizes customer program costs as a deduction to gross sales at the time that the associated revenue is recognized. Certain customer incentives that do not directly relate to future revenues are expensed when initiated.

In addition, accrued customer program liabilities principally include, but are not limited to, sales volume rebates, promotional allowances, shared media and customer catalog allowances and other cooperative advertising arrangements, and freight allowances as discussed above.

Shipping and Handling

The Company reflects all amounts billed to customers for shipping and handling in net sales and the costs incurred from shipping and handling product (including costs to ship and move product from the seller’s place of business to the buyer’s place of business, as well as costs to store, move and prepare products for shipment) in cost of products sold.

Warranty Reserves

The Company offers its customers various warranty terms based on the type of product that is sold. Estimated future obligations related to products sold under these warranty terms are provided by charges to operations in the period in which the related revenue is recognized.

Advertising Costs

Advertising costs amounted to $92.9 million, $92.7 million and $143.7 million for the years ended December 31, 2010, 2009 and 2008, respectively. These costs include, but are not limited to, cooperative advertising and promotional allowances as described in “Customer Program Costs” above, and are principally expensed as incurred.

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Research and Development

Research and development expenses, which amounted to $24.0 million, $18.6 million and $22.3 million for the years ended December 31, 2010, 2009 and 2008, respectively, are classified as general and administrative expenses and are charged to expense as incurred.

Stock-Based Compensation

Our primary types of share-based compensation consist of stock options, stock-settled appreciation rights, restricted stock unit awards, and performance stock unit awards. Stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service period. Where awards are made with non-substantive vesting periods (for example, where a portion of the award vests upon retirement eligibility), we estimate and recognize expense based on the period from the grant date to the date on which the employee is retirement eligible.

Foreign Currency Translation

Foreign currency balance sheet accounts are translated into U.S. dollars at the rates of exchange at the balance sheet date. Income and expenses are translated at the average rates of exchange in effect during the period. The related translation adjustments are made directly to a separate component of accumulated other comprehensive income (loss) in stockholders’ equity. Some transactions are made in currencies different from an entity’s functional currency. Gains and losses on these foreign currency transactions are included in income as they occur.

Derivative Financial Instruments

The Company recognizes all derivatives as either assets or liabilities on the balance sheet and measures those instruments at fair value. If the derivative is designated as a fair value hedge and is effective, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings in the same period. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

Certain forecasted transactions, assets and liabilities are exposed to foreign currency risk. The Company continually monitors its foreign currency exposures in order to maximize the overall effectiveness of its foreign currency hedge positions. Principal currencies hedged include the U.S. dollar, Euro and Pound sterling.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board issued an update to existing standards on fair value measurements. The guidance requires additional disclosures and clarifications of existing disclosures for recurring and nonrecurring fair value measurements. The new guidance is effective for interim and annual reporting periods beginning after December 15, 2009. The Company adopted this guidance in the first quarter of 2010, the impact of which concerns disclosure only, and its adoption did not impact the Company’s consolidated financial statements.

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Long-term Debt and Short-term Borrowings

Notes payable and long-term debt consisted of the following at December 31, 2010 and 2009:

(in millions of dollars)	2010	2009
Senior Secured Notes, due March 2015, net of discount(1) (fixed interest rate of 10.625%)	$454.3	$453.3
U.S. Dollar Senior Subordinated Notes, due August 2015 (fixed interest rate of 7.625%)	271.3	271.3
Other borrowings	2.0	1.2

Total debt	727.6	725.8
Less: current portion	(0.2)	(0.7)

Total long-term debt	$727.4	$725.1

(1)	Represents unamortized original issue discount of $5.7 million and $6.7 million, as of December 31, 2010 and 2009, respectively, which is amortizable through March 15, 2015.

Refinancing Transactions

On September 30, 2009, the Company issued $460.0 million aggregate principal amount of its 10.625% senior secured notes due March 15, 2015 (the “Senior Secured Notes”), and entered into a four-year senior secured asset-based revolving credit facility providing for borrowings of up to $175.0 million subject to borrowing base limitations (the “ABL Facility”). Initial borrowings under the ABL Facility were $16.1 million. These funds together with the $453.1 million in proceeds from the issuance of the Senior Secured Notes were used to (i) repay all outstanding borrowings under and terminate the Company’s prior senior secured credit agreements, (ii) repay all outstanding borrowings under and terminate the Company’s accounts receivable securitization program, (iii) terminate the Company’s cross-currency swap agreement, (iv) repurchase approximately $29.1 million aggregate principal amount of its 7 5/8% senior subordinated notes due August 15, 2015 (“Senior Subordinated Notes”), and (v) pay the fees, expenses and other costs relating to such transactions (collectively the “Refinancing Transactions”). The Company elected to enter into the Refinancing Transactions due to the upcoming maturity of its prior credit facilities.

The repayment of borrowings outstanding under the Company’s prior senior secured credit agreements consisted of the following:

•	Repayment of $247.0 million of principal and accrued interest under its $400.0 million senior secured U.S. dollar term loan facility;

•	Repayment of $36.5 million of principal and accrued interest under its £63.6 million sterling term loan facility;

•	Repayment of $35.7 million of principal and accrued interest under its €68.2 million euro term loan facility; and

•	Repayment of $24.4 million of principal and accrued interest under its $130.0 million U.S. dollar revolving credit facility.

The repayment of $340.2 million of borrowings outstanding under the Company’s senior secured credit agreements resulted in a pre-tax loss of $8.9 million on the early extinguishment of debt and included the write-off of amendment fees and issuance costs associated with the senior secured credit agreements. The loss on the early extinguishment of debt is included in other (income) expense, net in the consolidated statement of operations for the year ended December 31, 2009.

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

In September 2005, the Company entered into a cross-currency swap agreement to hedge a portion of its net investment in Euro-based subsidiaries against movements in exchange rates. The five-year cross currency derivative swapped $185.0 million at 3-month U.S. LIBOR interest rates for €152.2 million at three-month EURIBOR rates plus a credit spread. Under the terms of the swap, the Company made quarterly interest payments on €152.2 million and received quarterly interest payments on $185.0 million. The swap served as an effective net investment hedge. The Company used the spot rate method for accounting purposes and, accordingly, any increase or decrease in the fair value of the swap was recorded in the cumulative translation adjustment account within accumulated other comprehensive income. Any hedging ineffectiveness was recorded in the “Interest expense, net” line in the consolidated statements of operations. On September 30, 2009, the Company terminated its cross-currency swap agreement. The termination of the cross-currency swap resulted in payments of $40.8 million to counterparties representing the fair market value of the cross-currency swap on the termination date.

The repayment of $62.8 million of borrowings outstanding under and termination of the Company’s accounts receivable securitization program resulted in a pre-tax loss of $0.2 million on the early extinguishment of debt and included the write-off of issuance costs associated with the accounts receivable securitization program. The loss on the early extinguishment of debt is included in other (income) expense, net in the consolidated statement of operations for the year ended December 31, 2009.

On September 30, 2009, the Company repurchased $29.1 million of outstanding Senior Subordinated Notes for a purchase price of $24.2 million, which resulted in a pre-tax gain of $4.9 million on the early extinguishment of debt and is included in other (income) expense, net in the consolidated statements of operations.

Debt issuance costs of $20.6 million in connection with the refinancing transactions were deferred and are being amortized using the effective interest method over the terms of the Senior Secured Notes and ABL Facility.

Senior Secured Notes

On September 30, 2009, the Company issued an aggregate principal amount of $460.0 million of Senior Secured Notes with semi-annual interest payments payable March 15 and September 15 of each year. The Senior Secured Notes were issued at 98.5% of par value, equating to an effective yield to maturity of approximately 11%. The proceeds from the sale of the Senior Secured Notes were $453.1 million, after deducting an original issue discount of $6.9 million. As discussed above in “Refinancing Transactions”, in conjunction with the proceeds from the initial draw under the ABL Facility, the Company entered into a series of transactions that included repayment of all amounts outstanding under and termination of its senior secured credit agreements, repayment and termination of its accounts receivable securitization program, termination of its cross-currency swap agreement, the repurchase of a portion of its Senior Subordinated Notes and the payment of fees, expenses and other costs relating to such transactions.

The Senior Secured Notes were offered and sold in a private placement to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons outside the United States under Regulation S under the Securities Act. In May, 2010 the Company completed an exchange offer for the Senior Secured Notes sold in the private placement for new Senior Secured Notes that have been registered under the Securities Act of 1933. The new notes have terms that are substantially identical to the old notes.

The indenture governing the Senior Secured Notes does not contain financial performance covenants. However, that indenture does contain covenants limiting, among other things, the ability to incur additional debt, create liens, pay dividends on capital stock or repurchase capital stock or indebtedness, make certain investments, enter into certain types of transactions with affiliates, restrict or limit dividend or other payments by our restricted subsidiaries to the Company or other restricted subsidiaries, use assets as security in other transactions, sell certain assets or enter into consolidations with or into other companies.

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Guarantees and Security

The Senior Secured Notes are unconditionally guaranteed, jointly and severally, on a senior secured basis by all of our existing and future domestic subsidiaries, with certain exceptions. The Senior Secured Notes and the related guarantees will rank equally in right of payment with all existing and future senior debt and will rank senior in right of payment to all existing and future subordinated debt.

The Senior Secured Notes and the guarantees are secured on a first-priority basis by a lien on substantially all of the Company’s and the guarantors’ present and future assets (other than accounts receivable, inventory, deposit accounts and certain other assets) and up to 65% of the present and future equity interests of certain of the Company’s and the guarantors directly owned foreign subsidiaries, in each case subject to certain exceptions and customary permitted liens. The Senior Secured Notes and the guarantees also are secured on a second-priority basis by a lien on the assets that secure the Company’s and the guarantors’ obligations under the ABL Facility, including accounts receivable, inventory, and other assets excluded as first-lien assets under the Senior Secured Notes.

Redemption Options

The Company may redeem the Senior Secured Notes, in whole or in part, at any time on or after (i) September 15, 2012, at a redemption price equal to 105.3% of the principal amount of the Senior Secured Notes redeemed, (ii) September 15, 2013, at a redemption price equal to 102.7% of the principal amount of the Senior Secured Notes redeemed, or (iii) September 15, 2014, at a redemption price equal to 100% of the principal amount of the Senior Secured Notes redeemed, in each case plus accrued and unpaid interest, including any additional interest. At any time on or before September 15, 2012, the Company may redeem up to 35% of the aggregate principal amount of the Senior Secured Notes with the net proceeds of qualified equity offerings at a redemption price of 110.6% plus accrued and unpaid interest, including any additional interest. At any time the Company may also repurchase the Senior Secured Notes through open market or privately negotiated repurchases.

Requirements to Offer to Repurchase

If the Company experiences certain change of control events, the Company must offer to repurchase the Senior Secured Notes at a repurchase price equal to 101% of the principal amount of the Senior Secured Notes repurchased plus accrued and unpaid interest to the repurchase date. If the Company or its subsidiaries sell assets under specified circumstances, the Company must offer to repurchase the Senior Secured Notes at a repurchase price equal to 100% of the principal amount of the Senior Secured Notes being repurchased, plus accrued and unpaid interest to the repurchase date.

Asset-Based Revolving Credit Facility (ABL Facility)

On September 30, 2009, the Company, and certain domestic and foreign subsidiaries (collectively, the “Borrowers”) entered into a four-year senior secured asset-based revolving credit facility maturing in September 2013 with Deutsche Bank AG, as administrative agent, a co-collateral agent and a lender, and five other lenders, providing for revolving credit financing of up to $175.0 million, including a $40.0 million sub-limit for letters of credit and, subject to certain conditions, an optional $50.0 million additional credit capacity using an accordion feature. Amounts borrowed under the ABL Facility by the Company and its domestic subsidiaries are guaranteed by each of the Company’s domestic subsidiaries that guarantee the Senior Secured Notes, and amounts borrowed under the ABL Facility by the Company’s foreign subsidiaries are guaranteed by each of the Company, its domestic subsidiaries that guarantee the Senior Secured Notes and certain foreign subsidiaries.

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The Borrowers’ ability to borrow under the ABL Facility is limited to a borrowing base equal to 85% of eligible accounts receivable plus up to the lesser of (1) 65% of the lower of cost or fair market value of eligible inventory and (2) 85% of the net orderly liquidation value of eligible inventory minus availability reserves, and is subject to other conditions, limitations and reserve requirements.

Interest rates under the ABL Facility are based on the London Interbank Offered Rate (LIBOR). Pricing is subject to quarterly adjustment based on the average availability under the ABL Facility during the prior quarter. The range of borrowing costs under the pricing grid is LIBOR plus 3.75% to LIBOR plus 4.25% with a LIBOR rate floor of 1.50%. The Company is required to pay a quarterly commitment fee on the unused portion of the ABL facility ranging from 0.5% to 1.0%.

Borrowings under the ABL Facility are secured on a first priority basis by all accounts receivable, inventory and cash of the Company and its subsidiaries organized in the U.S. and certain foreign subsidiaries, and on a second priority basis by property and equipment of the Company and its subsidiaries organized in the U.S. and the other assets that secure the Senior Secured Notes on a first priority basis.

The ABL Facility contains customary terms and conditions, including among other things, limitations on liens and indebtedness, asset sales, repurchase of Senior Subordinated Notes, and intercompany transactions. A springing fixed charge financial covenant would be triggered if the excess availability under the ABL Facility falls below $20.0 million or 15% of total commitments. The ABL Facility also contains bank account restrictions that apply in the event that the Company’s excess availability fails to meet certain thresholds. As of December 31, 2010, the amount available for borrowings under the Company’s ABL Facility was $168.1 million (allowing for $6.9 million of letters of credit outstanding on that date). There were no borrowings outstanding under the Company’s ABL Facility as of December 31, 2010.

Senior Subordinated Notes

The indenture governing the Senior Subordinated Notes does not contain financial performance covenants. However, that indenture does contain covenants limiting, among other things, the Company’s and its subsidiaries ability to, incur additional debt, pay dividends on capital stock or repurchase capital stock or indebtedness, make certain investments, enter into certain types of transactions with affiliates, make dividend or other payments by our restricted subsidiaries to ACCO Brands, use assets as security in other transactions, sell certain assets or enter into consolidations with or into other companies.

Compliance with Loan Covenants

As of and for the year ended December 31, 2010, the Company was in compliance with all applicable loan covenants.

The Company’s ABL Facility would not be affected by a change in its credit rating.

4. Pension and Other Retiree Benefits

The Company has a number of pension plans, principally in the United Kingdom and the United States. The plans provide for payment of retirement benefits, mainly commencing between the ages of 60 and 65, and also for payment of certain disability and severance benefits. After meeting certain qualifications, an employee acquires a vested right to future benefits. The benefits payable under the plans are generally determined on the basis of an employee’s length of service and earnings. Cash contributions to the plans are made as necessary to ensure legal funding requirements are satisfied.

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The Company provides postretirement health care and life insurance benefits to certain employees and retirees in the United States and certain employee groups outside of the United States. These benefit plans have been frozen to new participants. Many employees and retirees outside of the United States are covered by government health care programs.

On January 20, 2009, the Company’s Board of Directors approved plan amendments to temporarily freeze the Company’s U.S. pension and non-qualified supplemental retirement plans effective March 7, 2009. No additional benefits will accrue under these plans after that date until further action by the Board of Directors. As a result, the Company recognized a curtailment gain of $1.0 million in operating income during 2009.

The following table sets forth the Company’s defined benefit pension plans and other postretirement benefit plans funded status and the amounts recognized in the Company’s consolidated balance sheets:

(in millions of dollars)	Pension Benefits				Postretirement
	U.S.		International
	2010	2009	2010	2009	2010	2009
Change in projected benefit obligation (PBO)
Projected benefit obligation at beginning of year	$154.4	$151.4	$271.1	$203.4	$13.4	$12.9
Service cost	—	1.3	2.3	2.4	0.2	0.1
Interest cost	8.9	9.1	14.6	13.7	0.7	0.8
Actuarial (gain) loss	7.5	10.5	5.1	40.9	—	(0.3)
Participants’ contributions	—	—	1.0	1.3	0.2	0.2
Benefits paid	(8.3)	(8.0)	(11.2)	(11.2)	(1.0)	(0.8)
Curtailment gain	—	(9.9)	—	(1.1)	—	—
Foreign exchange rate changes	—	—	(12.0)	21.7	(0.2)	0.5
Other items	—	—	(2.6)	—	—	—

Projected benefit obligation at end of year	162.5	154.4	268.3	271.1	13.3	13.4

Change in plan assets
Fair value of plan assets at beginning of year	107.9	87.4	234.5	190.2	—	—
Actual return on plan assets	18.0	28.2	24.3	27.6	—	—
Employer contributions	7.2	0.3	6.5	5.7	0.8	0.6
Participants’ contributions	—	—	1.0	1.3	0.2	0.2
Benefits paid	(8.3)	(8.0)	(11.2)	(11.2)	(1.0)	(0.8)
Foreign exchange rate changes	—	—	(10.2)	20.9	—	—
Other	—	—	(2.6)	—	—	—

Fair value of plan assets at end of year	124.8	107.9	242.3	234.5	—	—

Funded status (Fair value of plan assets less PBO)	$(37.7)	$(46.5)	$(26.0)	$(36.6)	$(13.3)	$(13.4)

Amounts recognized in the consolidated balance sheet consist of:
Other current liabilities	$0.2	$0.2	$0.6	$0.6	$1.3	$1.1
Accrued benefit liability	37.5	46.3	25.4	36.0	12.0	12.3
Components of accumulated other comprehensive income, net of tax:
Unrecognized prior service cost (benefit)	—	—	0.5	0.5	(0.1)	(0.1)
Unrecognized actuarial (gain) loss	36.9	40.2	48.4	56.6	(3.2)	(4.3)

All plans have projected benefit obligations in excess of plan assets.

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Of the amounts included within accumulated other comprehensive income, the Company expects to recognize the following pre-tax amounts as components of net periodic benefit cost during 2011:

	Pension Benefits		Postretirement
(in millions of dollars)	U.S.	International
Prior service cost	$—	$0.2	$—
Actuarial (gain) loss	4.3	3.7	(0.6)

	$4.3	$3.9	$(0.6)

The accumulated benefit obligation for all defined benefit pension plans was $428.8 million and $410.7 million at December 31, 2010 and 2009, respectively.

The following table sets out information for pension plans with an accumulated benefit obligation in excess of plan assets:

	U.S.		International
(in millions of dollars)	2010	2009	2010	2009
Projected benefit obligation	$162.5	$154.4	$62.1	$268.5
Accumulated benefit obligation	162.5	154.4	60.3	253.5
Fair value of plan assets	124.8	107.9	46.0	231.8

The following table sets out the components of net periodic benefit cost:

	Pension Benefits						Postretirement
	U.S.			International
(in millions of dollars)	2010	2009	2008	2010	2009	2008	2010	2009	2008
Service cost	$—	$1.3	$4.7	$2.3	$2.4	$3.9	$0.2	$0.1	$0.2
Interest cost	8.9	9.1	8.9	14.6	13.7	16.2	0.7	0.8	1.0
Expected return on plan assets	(10.4)	(10.7)	(11.5)	(15.1)	(12.8)	(19.8)	—	—	—
Amortization of prior service cost (credit)	—	—	(0.1)	0.1	0.2	0.2	—	—	—
Amortization of net loss (gain)	3.0	1.2	—	4.8	3.4	0.5	(0.9)	(0.9)	(0.9)
Curtailment	—	(1.0)	0.1	—	(0.5)	(0.2)	—	—	—

Net periodic benefit cost	$1.5	$(0.1)	$2.1	$6.7	$6.4	$0.8	$—	$—	$0.3

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Other changes in plan assets and benefit obligations that were recognized in other comprehensive income during the years ended December 31, 2010, 2009 and 2008, respectively, were as follows:

	Pension Benefits						Postretirement
	U.S.			International
(in millions of dollars)	2010	2009	2008	2010	2009	2008	2010	2009	2008
Current year actuarial (gain)/loss	$(0.2)	$(16.1)	$65.3	$(4.2)	$26.1	$34.4	$—	$(0.3)	$(2.5)
Amortization of actuarial (gain) loss	(3.0)	(1.2)	—	(4.8)	(3.6)	(1.0)	0.9	1.0	0.9
Current year prior service cost	—	—	—	—	—	0.4	—	—	—
Amortization of prior service cost/(credit)	—	—	0.1	(0.1)	(0.3)	(0.4)	—	—	—
Curtailment gain	—	0.2	—	—	—	—	—	—	—
Exchange rate adjustment	—	—	—	(3.2)	5.8	(14.9)	0.1	(0.4)	1.4
Other	—	—	—	—	—	(0.1)	—	—	0.1

Total recognized in other comprehensive income	$(3.2)	$(17.1)	$65.4	$(12.3)	$28.0	$18.4	$1.0	$0.3	$(0.1)

Total recognized in net periodic benefit cost and other comprehensive income	$(1.7)	$(17.2)	$67.5	$(5.6)	$34.4	$19.2	$1.0	$0.3	$0.2

Assumptions

Weighted average assumptions used to determine benefit obligations for years ended December 31, 2010, 2009 and 2008 were:

	Pension Benefits						Postretirement
	U.S.			International
	2010	2009	2008	2010	2009	2008	2010	2009	2008
Discount rate	5.5%	5.9%	6.5%	5.4%	5.8%	6.5%	5.0%	5.9%	6.5%
Rate of compensation increase	N/A	N/A	4.0%	4.4%	4.5%	3.6%	—	—	—

Weighted average assumptions used to determine net cost for years ended December 31, 2010, 2009 and 2008 were:

	Pension Benefits						Postretirement
	U.S.			International
	2010	2009	2008	2010	2009	2008	2010	2009	2008
Discount rate	5.9%	6.5%	6.6%	5.8%	6.5%	5.8%	5.9%	6.5%	6.3%
Expected long-term rate of return	8.2%	8.2%	8.2%	6.8%	6.3%	6.7%	—	—	—
Rate of compensation increase	N/A	4.0%	4.0%	4.5%	3.6%	4.4%	—	—	—

Weighted average health care cost trend rates used to determine postretirement benefit obligations and net cost at December 31, 2010, 2009 and 2008 were:

	Postretirement Benefits
	2010	2009	2008
Health care cost trend rate assumed for next year	8%	7%	9%
Rate that the cost trend rate is assumed to decline (the ultimate trend rate)	5%	5%	5%
Year that the rate reaches the ultimate trend rate	2020	2020	2020

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Assumed health care cost trend rates may have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

(in millions of dollars)	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on total of service and interest cost	$0.2	$(0.2)
Effect on postretirement benefit obligation	1.3	(1.1)

Plan Assets

The investment strategy for the Company is to optimize investment returns through a diversified portfolio of investments, taking into consideration underlying plan liabilities and asset volatility. Each plan has a different target asset allocation, which is reviewed periodically and is based on the underlying liability structure. The target asset allocation for our U.S. plan is 65% in equity securities and 35% in fixed income securities. The target asset allocation for non-U.S. plans is set by the local plan trustees.

The Company’s pension plan weighted average asset allocations at December 31, 2010 and 2009 were as follows:

	000000	000000	000000	000000
	2010		2009
	U.S.	International	U.S.	International
Asset category
Equity securities	68%	48%	69%	48%
Fixed income	32	42	31	41
Real estate	—	4	—	4
Other(1)	—	6	—	7

Total	100%	100%	100%	100%

(1)	Cash and cash equivalents and insurance contracts for certain of our international plans.

U.S. Pension Plan Assets

Fair value measurements of our U.S. pension plan assets by asset category at December 31, 2010 are as follows:

(in millions of dollars)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value as of December 31, 2010
Common stocks	$6.4	$—	$—	$6.4
Mutual funds	78.5	—	—	78.5
Common collective trust funds	—	11.5	—	11.5
Government debt securities	—	7.5	—	7.5
Corporate debt securities	—	7.4	—	7.4
Collateralized mortgage obligations	—	5.0	—	5.0
Asset-backed securities, mortgage backed securities, and other fixed income securities	—	8.5	—	8.5

Total	$84.9	$39.9	$—	$124.8

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Fair value measurements of our U.S. pension plan assets by asset category at December 31, 2009 are as follows:

(in millions of dollars)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value as of December 31, 2009
Common stocks	$5.6	$—	$—	$5.6
Mutual funds	69.3	—	—	69.3
Common collective trust funds	—	9.0	—	9.0
Government debt securities	—	7.9	—	7.9
Corporate debt securities	—	5.9	—	5.9
Collateralized mortgage obligations	—	4.6	—	4.6
Asset-backed securities, mortgage backed securities, and other fixed income securities	—	5.6	—	5.6

Total	$74.9	$33.0	$—	$107.9

Mutual funds and common stocks: The fair values of mutual fund and common stock fund investments are determined by obtaining quoted prices on nationally recognized securities exchanges (level 1 inputs).

Common collective trusts: The fair values of participation units held in common collective trusts are based on their net asset values, as reported by the managers of the common collective trusts and as supported by the unit prices of actual purchase and sale transactions occurring as of or close to the financial statement date (level 2 inputs).

Debt securities: Fixed income securities, such as corporate and government bonds, collateralized mortgage obligations, asset-backed securities, and other debt securities are valued using quotes from independent pricing vendors based on recent trading activity and other relevant information, including market interest rate curves, referenced credit spreads, and estimated prepayment rates, where applicable (level 2 inputs).

International Pension Plans Assets

Fair value measurements of our international pension plans assets by asset category at December 31, 2010 are as follows:

(in millions of dollars)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value as of December 31, 2010
Cash and cash equivalents	$4.8	$—	$—	$4.8
Equity securities	116.8	—	—	116.8
Government debt securities	—	19.0	—	19.0
Corporate debt securities	—	74.5	—	74.5
Other debt securities	—	8.7	—	8.7
Real estate	—	9.7	—	9.7
Insurance contracts	—	8.8	—	8.8

Total	$121.6	$120.7	$—	$242.3

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Fair value measurements of our international pension plans assets by asset category at December 31, 2009 are as follows:

(in millions of dollars)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value as of December 31, 2009
Cash and cash equivalents	$3.9	$—	$—	$3.9
Equity securities	114.1	—	—	114.1
Government debt securities	—	20.6	—	20.6
Corporate debt securities	—	69.2	—	69.2
Other debt securities	—	6.8	—	6.8
Real estate	—	8.7	—	8.7
Insurance contracts	—	11.2	—	11.2

Total	$118.0	$116.5	$—	$234.5

Equity securities: The fair values of equity securities are determined by obtaining quoted prices on nationally recognized securities exchanges (level 1 inputs).

Debt securities: Fixed income securities, such as corporate and government bonds and other debt securities consisting of index linked securities. These debt securities are valued using quotes from independent pricing vendors based on recent trading activity and other relevant information, including market interest rate curves, referenced credit spreads, and estimated prepayment rates, where applicable (level 2 inputs).

Real estate: Real estate consists of managed real estate investment trust securities (level 2 inputs).

Insurance contracts: Valued at contributions made, plus earnings, less participant withdrawals and administrative expenses, which approximate fair value (level 2 inputs).

Cash Contributions

The Company expects to contribute $12.2 million to its pension plans in 2011. This amount includes $6.0 million, which was paid in January, 2011 for its U.S. pension plan.

The Company sponsors a number of defined contribution plans. Contributions are determined under various formulas. Costs related to such plans amounted to $6.1 million, $3.6 million and $8.9 million in 2010, 2009 and 2008, respectively. In January 2009, the Company’s Board of Directors approved amendments to the Company’s U.S. 401(k) plan to suspend employer matching contributions for all participants effective February 21, 2009. The Company reinstated its employer matching contributions for all 401(k) plan participants in October, 2009. This action resulted in pre-tax savings of approximately $3.2 million during 2009.

The following table presents estimated future benefit payments for the next ten fiscal years:

(in millions of dollars)	Pension Benefits	Postretirement Benefits
2011	$18.5	$1.3
2012	$19.2	$1.2
2013	$19.8	$1.2
2014	$20.4	$1.2
2015	$21.1	$1.0
Years 2016—2020	$116.0	$4.6

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Stock-Based Compensation

The Company has two share-based compensation plans under which a total of 6,703,000 shares may be issued under awards to key employees and non-employee directors.

The following table summarizes the impact of all stock-based compensation from continuing operations on the Company’s consolidated statements of operations for the years ended December 31, 2010, 2009 and 2008.

	000000	000000	000000
(in millions of dollars)	2010	2009	2008
Advertising, selling, general and administrative expense	$4.2	$2.8	$5.3
Restructuring charges	—	0.2	0.1

Income from continuing operations before income taxes	$4.2	$3.0	$5.4

There was no capitalization of stock based compensation expense.

Stock-based compensation by award type (including stock options, stock-settled appreciation rights (“SSARs”), restricted stock units (“RSUs”) and performance stock units (“PSUs”)) for the years ended December 31, 2010, 2009 and 2008 are as follows:

	000000	000000	000000
(in millions of dollars)	2010	2009	2008
Stock option compensation expense	$0.4	$0.8	$3.8
SSAR compensation expense	0.2	0.2	—
RSU compensation expense	2.8	1.8	4.0
PSU compensation expense (income)	0.8	0.2	(2.3)

Subtotal	4.2	3.0	5.5
Less discontinued operations	—	—	0.1

Total stock-based compensation from continuing operations	$4.2	$3.0	$5.4

Stock Options and SSAR Awards

The exercise price of each stock option and SSAR equals or exceeds the market price of the Company’s stock on the date of grant. Options/SSARs can generally be exercised over a maximum term of up to seven years. Stock options/SSARs outstanding as of December 31, 2010 generally vest ratably over three years. For options granted to retirement eligible employees (age 55 with at least 5 years of service) the value of the stock option is expensed immediately on the date of grant. During 2009, the Company granted only SSAR awards. There were no SSAR or option awards issued during 2010. The fair value of each option/SSAR grant is estimated on the date of grant using the Black-Scholes option-pricing model using the weighted average assumptions as outlined in the following table:

	Year Ended December 31,
	2009	2008
Weighted average expected lives	4.5 years	4.7 years
Weighted average risk-free interest rate	2.1%	2.3%
Weighted average expected volatility	41.5%	34.6%
Expected dividend yield	0.0%	0.0%
Weighted average grant date fair value	$0.24	$3.57

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The Company has utilized historical volatility for a pool of peer companies for a period of time that is comparable to the expected life of the option/SSAR to determine volatility assumptions. The risk-free interest rate assumption is based upon the average daily closing rates during the quarter for U.S. treasury notes that have a life which approximates the expected life of the option/SSAR. The dividend yield assumption is based on the Company’s expectation of dividend payouts. The expected life of employee stock options/SSARs represents the weighted-average period the stock options/SSARs are expected to remain outstanding. The weighted average expected lives reflects the application of the simplified method.

A summary of the changes in stock options/SSARs outstanding under the Company’s stock compensation plans during the year ended December 31, 2010 is presented below:

	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2009	7,009,011	$10.75
Granted	—	—
Exercised	(316,354)	$0.81
Lapsed	(399,737)	$5.88

Outstanding at December 31, 2010	6,292,920	$11.56	3.8 years	$18.3 million
Exercisable shares at December 31, 2010	4,484,795	$15.55	3.2 years	$5.3 million
Options/SSARs vested or expected to vest	6,146,961	$11.76	3.7 years	$17.4 million

The Company received cash of $0.3 million from the exercise of stock options for the year ended December 31, 2008, for which, the aggregate intrinsic value of options exercised was $0.1 million. No stock options were exercised in 2010 and 2009. The aggregate intrinsic value of SSARs exercised during the year ended December 31, 2010 totaled $2.1 million. No SSARs were exercised in 2009 and 2008. The fair value of options and SSARs vested during the years ended December 31, 2010, 2009 and 2008 was $1.1 million, $1.7 million and $6.0 million, respectively. As of December 31, 2010, the Company had unrecognized compensation expense related to stock options and SSARs of $0.1 million and $0.3 million, respectively. The unrecognized compensation expense related to stock options and SSARs will be recognized over a weighted-average period of 0.5 years and 1.4 years, respectively

Stock Unit Awards

The Amended and Restated ACCO Brands Corporation 2005 Incentive Plan provides for stock based awards in the form of RSUs, PSUs, incentive and non-qualified stock options, and stock appreciation rights, any of which may be granted alone or with other types of awards and dividend equivalents. RSUs vest over a pre-determined period of time, generally three to four years from the date of grant. PSUs also vest over a pre-determined period of time, minimally three years, but are further subject to the achievement of certain business performance criteria in future periods. Based upon the level of achieved performance, the number of shares actually awarded can vary from 0% to 150% of the original grant.

There were 529,095 RSUs outstanding at December 31, 2010. All outstanding RSUs as of December 31, 2010 vest within four years of the date of grant. Also outstanding at December 31, 2010 were 607,063 PSUs. 532,079 PSUs were cancelled as the performance targets for the performance periods ended December 31, 2010 were not achieved. All outstanding PSUs as of December 31, 2010 vest at the end of their respective performance periods subject to achievement of the performance targets associated with such awards. Upon vesting, all of the remaining PSU awards will be converted into the right to receive one share of common stock of the Company for

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

each unit that vests. The cost of these awards is determined using the fair value of the shares on the date of grant, and compensation expense is recognized over the period during which the employees provide the requisite service to the Company. The Company generally recognizes compensation expense for its PSU awards ratably over the performance period based on management’s judgment of the likelihood that performance measures will be attained. The Company generally recognizes compensation expense for its RSU awards ratably over the service period. A summary of the changes in the stock unit awards outstanding under the Company’s equity compensation plans during 2010 is presented below:

	Stock Units	Weighted Average Grant Date Fair Value
Unvested at December 31, 2009	1,234,124	$13.72
Granted	875,930	$7.06
Vested	(77,051)	$16.30
Forfeited and cancelled	(896,845)	$11.79

Unvested at December 31, 2010	1,136,158	$14.41

The weighted-average grant date fair value of our stock unit awards was $7.06, $7.58, and $12.29 for the years ended December 31, 2010, 2009, and 2008, respectively. The fair value of stock unit awards that vested during the years ended December 31, 2010, 2009 and 2008 was $1.3 million, $4.5 million and $6.2 million, respectively. As of December 31, 2010, the Company had unrecognized compensation expense related to RSUs and PSUs of $1.3 million and $3.1 million, respectively. The unrecognized compensation expense related to RSUs and PSUs will be recognized over a weighted-average period of 1.1 years and 2.0 years, respectively. The Company will satisfy the requirement for delivering the common shares for stock-based plans by issuing new shares.

6. Inventories

Inventories are stated at the lower of cost or market value. The components of inventories were as follows:

	December 31,
(in millions of dollars)	2010	2009
Raw materials	$28.3	$25.1
Work in process	4.5	5.0
Finished goods	173.1	163.6

Total inventories	$205.9	$193.7

7. Property, Plant and Equipment

Property, plant and equipment, net consisted of:

	December 31,
(in millions of dollars)	2010	2009
Land and improvements	$13.7	$13.4
Buildings and improvements to leaseholds	116.6	118.1
Machinery and equipment	333.1	335.2
Construction in progress	10.7	7.9

	474.1	474.6
Less: accumulated depreciation	(310.9)	(293.9)

Net property, plant and equipment(1)	$163.2	$180.7

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(1)	Net property, plant and equipment as of December 31, 2010 and 2009 contained $25.6 million and $35.2 million of computer software assets, which are classified within machinery and equipment. Amortization of software costs was $10.1 million, $9.7 million and $9.3 million for the years ended December 31, 2010, 2009 and 2008, respectively.

8. Goodwill and Identifiable Intangible Assets

Goodwill

Changes in the net carrying amount of goodwill by segment were as follows:

(in millions of dollars)	ACCO Brands Americas	ACCO Brands International	Computer Products Group	Total
Balance at December 31, 2008	$86.8	$40.5	$6.8	$134.1
Translation and other	2.2	0.3	—	2.5

Balance at December 31, 2009	89.0	40.8	6.8	136.6
Translation and other	1.2	(0.9)	—	0.3

Balance at December 31, 2010	$90.2	$39.9	$6.8	$136.9

Goodwill	$221.1	$124.1	$6.8	$352.0
Accumulated impairment losses	(130.9)	(84.2)	—	(215.1)

Balance at December 31, 2010	$90.2	$39.9	$6.8	$136.9

The authoritative guidance on goodwill and other intangible assets requires that goodwill be tested for impairment at a reporting unit level. The Company has determined that its reporting units are its ACCO Brands Americas, ACCO Brands International and Computer Products Group segments based on its organizational structure and the financial information that is provided to and reviewed by management. The Company tests goodwill for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred. Goodwill is tested for impairment using a two-step process. In the first step, the fair value of a reporting unit is compared to its carrying value. If the fair value of a reporting unit exceeds the carrying value of the net assets assigned to a reporting unit, goodwill is considered not impaired and no further testing is required. If the carrying value of the net assets assigned to a reporting unit exceeds the fair value of a reporting unit, the second step of the impairment test is performed in order to determine the implied fair value of a reporting unit’s goodwill. Determining the implied fair value of goodwill requires valuation of a reporting unit’s tangible and intangible assets and liabilities in a manner similar to the allocation of purchase price in a business combination. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, goodwill is deemed impaired and is written down to the extent of the difference. Based upon our most recent annual impairment test completed during 2010, the fair value of goodwill of each of our reporting units was substantially in excess of its related carrying value.

Given the current economic environment and the uncertainties regarding the impact on our business, there can be no assurance that our estimates and assumptions made for purposes of our impairment testing in 2010 will prove to be accurate predictions of the future. If our assumptions regarding forecasted revenue or margin growth rates are not achieved, we may be required to record additional impairment charges in future periods, whether in connection with our next annual impairment testing in the second quarter of 2011 or prior to that, if any such change constitutes a triggering event outside of the quarter from when the annual impairment test is performed. It is not possible at this time to determine if any such future impairment charge would result or, if it does, whether such charge would be material.

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Identifiable Intangibles

The gross carrying value and accumulated amortization by class of identifiable intangible assets as of December 31, 2010 and December 31, 2009 are as follows:

	As of December 31, 2010				As of December 31, 2009
(in millions of dollars)	Gross Carrying Amounts	Accumulated Amortization		Net Book Value	Gross Carrying Amounts	Accumulated Amortization		Net Book Value
Indefinite-lived intangible assets:
Trade names	$138.5	$(44.5	)(1)	$94.0	$138.9	$(44.5	)(1)	$94.4
Amortizable intangible assets:
Trade names	58.2	(25.3)		32.9	59.6	(23.6)		36.0
Customer and contractual relationships	26.3	(19.5)		6.8	26.0	(16.6)		9.4
Patents/proprietary technology	10.4	(7.1)		3.3	10.2	(5.4)		4.8

Subtotal	94.9	(51.9)		43.0	95.8	(45.6)		50.2

Total identifiable intangibles	$233.4	$(96.4)		$137.0	$234.7	$(90.1)		$144.6

(1)	Accumulated amortization prior to the adoption of authoritative guidance on goodwill and other intangible assets, at which time future amortization ceased.

The Company’s intangible amortization was $6.7 million, $7.1 million and $7.5 million for the years ended December 31, 2010, 2009 and 2008, respectively. Estimated amortization for 2011 is $6.4 million, and is expected to decline by approximately $0.8 million for each of the five years following.

2009

As of the end of the second quarter of 2009, in connection with its annual goodwill impairment test, the Company tested its other indefinite-lived intangibles, consisting of its indefinite-lived trade names. The Company estimated the fair value of its trade names by performing discounted cash flow analyses based on the relief-from-royalty approach. This approach treats the trade name as if it were licensed by the Company rather than owned, and calculates its value based on the discounted cash flow of the projected license payments. A key assumption in our fair value estimate is the discount rate utilized. We selected a discount rate of 17.0 percent. The analysis resulted in an impairment charge of $1.8 million, of which $0.9 million was recorded in the ACCO Brands Americas segment, $0.8 million was recorded in the ACCO Brands International segment and $0.1 million was recorded in the discontinued operations.

As discussed further in Note 10, Income Taxes, during the second quarter of 2009, the Company recorded a $108.1 million non-cash charge to establish a valuation allowance on the Company’s U.S. deferred tax assets. In connection with this non-cash charge, the Company reviewed certain of its long-lived tangible and amortizable intangible assets and determined that the forecasted undiscounted cash flows related to these asset groups were in excess of their carrying values and, therefore, these assets were not impaired.

9. Restructuring and Other Charges

Restructuring

The Company had initiated significant restructuring actions which resulted in the closure or consolidation of facilities that were engaged in manufacturing and distributing the Company’s products, primarily in North America and Europe, or which resulted in a reduction in overall employee headcount. During the years ended

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2009 and 2008, the Company recorded pre-tax restructuring and asset impairment charges associated with continuing operations of $17.4 million and $28.8 million, respectively. The Company’s cost reduction actions are now complete and no additional charges were initiated in 2010. Employee termination costs included the release of reserves no longer required. However, cash disbursements will continue into 2011 for obligations outstanding as of December 31, 2010.

A summary of the activity in the restructuring accounts and a reconciliation of the liability for, and as of, the year ended December 31, 2010 is as follows:

(in millions of dollars)	Balance at December 31, 2009	Total Provision	Cash Expenditures	Non-cash Items/ Currency Change	Balance at December 31, 2010
Rationalization of operations
Employee termination costs	$8.0	$(1.5)	$(3.9)	$(0.4)	$2.2
Termination of lease agreements	4.4	0.2	(1.5)	(0.1)	3.0

Sub-total	12.4	(1.3)	(5.4)	(0.5)	5.2
Asset impairments/net loss on disposal of assets resulting from restructuring activities	—	0.8	—	(0.8)	—

Total rationalization of operations	$12.4	$(0.5)	$(5.4)	$(1.3)	$5.2

Management expects the $2.2 million employee termination costs balance to be substantially paid within the next twelve months. Lease costs included in the $3.0 million balance are expected to continue until the last lease terminates in 2013.

A summary of the activity in the restructuring accounts and a reconciliation of the liability for, and as of, the year ended December 31, 2009 is as follows:

(in millions of dollars)	Balance at December 31, 2008	Total Provision	Cash Expenditures	Non-cash Items/ Currency Change	Balance at December 31, 2009
Rationalization of operations
Employee termination costs	$21.8	$11.9	$(26.4)	$0.7	$8.0
Termination of lease agreements	3.1	3.3	(2.3)	0.3	4.4
Other(1)	—	0.3	(0.1)	(0.2)	—

Sub-total	24.9	15.5	(28.8)	0.8	12.4
Asset impairments/net loss on disposal of assets resulting from restructuring activities	—	1.9	—	(1.9)	—

Total rationalization of operations	$24.9	$17.4	$(28.8)	$(1.1)	$12.4

(1)	Includes $0.2 million of stock-based compensation expense related to terminated employees.

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

A summary of the activity in the restructuring accounts and a reconciliation of the liability for, and as of, the year ended December 31, 2008 is as follows:

(in millions of dollars)	Balance at December 31, 2007	Total Provision	Cash Expenditures	Non-cash Items/ Currency Change	Balance at December 31, 2008
Rationalization of operations
Employee termination costs	$18.2	$25.0	$(20.6)	$(0.8)	$21.8
Termination of lease agreements	2.8	2.4	(1.7)	(0.4)	3.1

Sub-total	21.0	27.4	(22.3)	(1.2)	24.9
Asset impairments/net loss on disposal of assets resulting from restructuring activities	—	1.4	—	(1.4)	—

Total rationalization of operations	$21.0	$28.8	$(22.3)	$(2.6)	$24.9

Other Charges

In addition to the recognition of restructuring costs, the Company also recognized other charges, incremental to the cost of its underlying restructuring actions that do not qualify as restructuring. These charges include redundant warehousing or storage costs during the transition to a new distribution center, equipment and other asset move costs, facility overhead and maintenance costs after exit, gains on the sale of exited facilities, certain costs associated with the Company’s debt refinancing and employee retention incentives. The Company did not incur any other charges, as described above, in 2010. Within cost of products sold on the Consolidated Statements of Operations for the years ended December 31, 2009 and 2008, these charges totaled $3.4 million and $7.5 million, respectively. Within advertising, selling, general and administrative expenses on the Consolidated Statements of Operations for the years ended December 31, 2009 and 2008; these charges totaled $1.2 million and $3.1 million, respectively. Included within the 2008 results, is a charge for $4.2 million related to the exit of the Company’s former CEO, a $3.5 million gain on the sale of a manufacturing facility and net gains of $2.4 million on the sale of three additional properties.

10. Income Taxes

The components of income (loss) before income taxes from continuing operations are as follows:

(in millions of dollars)	2010	2009	2008
Domestic operations	$(38.5)	$(38.6)	$(192.4)
Foreign operations	77.0	46.0	(46.9)

Total	$38.5	$7.4	$(239.3)

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The reconciliation of income taxes computed at the U.S. federal statutory income tax rate to the Company’s effective income tax rate for continuing operations is as follows:

(in millions of dollars)	2010	2009	2008
Income tax (benefit) at US statutory rate	$13.5	$2.5	$(83.8)
State, local other tax net of federal benefit	(0.8)	(1.0)	0.4
US effect of foreign dividends and earnings	4.9	23.6	11.0
Unrealized foreign currency gain on intercompany debt	8.6	1.0	—
Impairment of non deductible goodwill	—	—	71.2
Foreign income taxed at a lower effective rate	(6.7)	(5.5)	(11.2)
Increase in valuation allowance	15.7	109.9	31.0
Correction of deferred tax error at foreign subsidiary	(2.8)	—	—
Change in prior year tax estimates	(1.3)	(1.6)	(1.6)
Miscellaneous	(0.4)	(2.9)	(1.2)

Income taxes as reported	$30.7	$126.0	$15.8

For 2010, the Company recorded income tax expense from continuing operations of $30.7 million on income before taxes of $38.5 million. This compares to income tax expense from continuing operations of $126.0 million on income before taxes of $7.4 million for 2009. Included in the results for 2010 is an out-of-period adjustment made to correct an error related to inaccurate calculations of deferred taxes at a foreign subsidiary. The correction of the error increased net income by $2.8 million through an increase in deferred tax assets and a corresponding reduction in income tax expense. The Company determined that the impact of the error was not significant to any current or prior individual period, and accordingly a restatement of prior period amounts was not determined to be necessary.

The high effective tax rate for 2010 is due to an increase in the valuation allowance of $15.7 million because no tax benefit is being provided on losses incurred in the U.S. and certain foreign jurisdictions where valuation allowances are recorded against future tax benefits, and because of an $8.6 million expense recorded to reflect the income tax impact of foreign currency fluctuations on an intercompany debt obligation, partially offset by the benefit of the $2.8 million out-of-period adjustment recorded in the second quarter.

During the second quarter of 2009, the Company established a valuation allowance against its domestic deferred tax assets to reduce them to the value more likely than not to be realized with a corresponding non-cash charge of $108.1 million to the provision for income taxes. The lower than-expected tax rate for 2008 was principally due to the goodwill impairment charges of $212.8 million which are not tax deductible, additional taxes on previously untaxed income from foreign earnings and an increase in the valuation allowance on certain foreign and domestic state deferred tax assets and tax loss carryforwards.

The effective tax rate for discontinued operations was a tax rate of 29.6% and (46.0%) in 2010 and 2009, respectively. The lower rate in 2009 reflected the absence of income tax benefits in the U.S. and Netherlands due to the tax valuation allowances established for those countries. The effective tax rate for discontinued operations was a tax benefit of 11.6% in 2008 and included the impact of charges related to non-deductible goodwill.

The U.S. federal statute of limitations remains open for the years 2007 and forward. Foreign and U.S. state jurisdictions have statutes of limitations generally ranging from 3 to 5 years. Years still open to examination by foreign tax authorities in major jurisdictions include Canada (2005 and forward) and the United Kingdom (2008 and forward). The Company is currently under examination in certain foreign jurisdictions.

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The components of the income tax expense from continuing operations are as follows:

(in millions of dollars)	2010	2009	2008
Current expense (benefit)
Domestic	$0.6	$(0.6)	$10.2
Foreign	18.1	13.9	17.7

Total current income tax expense	18.7	13.3	27.9

Deferred expense (benefit)
Domestic	4.8	111.6	(17.1)
Foreign	7.2	1.1	5.0

Total deferred income tax expense (benefit)	12.0	112.7	(12.1)

Total income tax expense	$30.7	$126.0	$15.8

The components of deferred tax assets (liabilities) are as follows:

(in millions of dollars)	2010	2009
Deferred tax assets
Compensation and benefits	$10.0	$7.0
Pension	25.1	38.0
Inventory	5.6	6.2
Other reserves	7.7	5.8
Restructuring	—	1.7
Accounts receivable	4.3	5.1
Capital loss carryforwards	10.3	10.3
Foreign tax credit carryforwards	20.5	20.5
Net operating loss carryforwards	128.2	116.4
Depreciation	0.4	—
Miscellaneous	2.3	1.4

Gross deferred income tax assets	214.4	212.4
Valuation allowance	(193.2)	(188.9)

Net deferred tax assets	21.2	23.5
Deferred tax liabilities
Depreciation	—	(4.5)
Identifiable intangibles	(69.8)	(64.8)
Unrealized foreign currency gain on intercompany debt	(9.6)	(1.0)
Miscellaneous	(3.3)	(1.3)

Gross deferred tax liabilities	(82.7)	(71.6)

Net deferred tax assets (liabilities)	$(61.5)	$(48.1)

Deferred income taxes are not provided on certain undistributed earnings of foreign subsidiaries that are expected to be permanently reinvested in those companies, aggregating approximately $495.1 million at December 31, 2010 and $490.4 million at December 31, 2009. If these amounts were distributed to the United States, in the form of a dividend or otherwise, the Company would be subject to additional U.S. income taxes. Determination of the amount of unrecognized deferred income tax liabilities on these earnings is not practicable.

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

At December 31, 2010, $385.9 million of net operating loss carryforwards and $29.4 million of capital loss carryforwards are available to reduce future taxable income of domestic and international companies. These loss carryforwards expire in the years 2011 through 2029 or have an unlimited carryover period.

The Company recognizes interest and penalties related to unrecognized tax benefits as a component of income taxes in its results of operations. As of December 31, 2010, the Company had $0.4 million accrued for interest and penalties.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in millions of dollars)	2010	2009
Balance at January 1	$6.0	$5.4
Additions for tax positions of prior years	0.2	1.8
Settlements	(0.5)	(1.2)

Balance at December 31	$5.7	$6.0

As of December 31, 2010 the amount of unrecognized tax benefits decreased to $5.7 million, of which only $1.5 million would affect the Company’s effective tax rate, if recognized because of valuation allowances in certain jurisdictions. The Company expects the amount of unrecognized tax benefits to change within the next twelve months, but these changes are not expected to have a significant impact on the Company’s results of operations or financial position.

11. Earnings per Share

The calculation of basic earnings per common share is based on the weighted average number of common shares outstanding in the year over which they were outstanding. The Company’s diluted earnings per common share assume that any common shares outstanding were increased by shares that would be issued upon exercise of those stock units for which the average market price for the period exceeds the exercise price; less, the shares that could have been purchased by the Company with the related proceeds, including compensation expense measured but not yet recognized, net of tax. Due to the loss from continuing operations in 2009 and 2008 the denominator in the diluted earnings per share calculation does not include the effects of options as it would result in a less dilutive computation. As a result, 2009 and 2008 diluted earnings per share from continuing operations are the same as basic earnings per share.

(in millions)	2010	2009	2008
Weighted average number of common shares outstanding—basic	54.8	54.5	54.2
Employee stock options	0.1	—	—
Stock-settled stock appreciation rights	2.1	—	—
Restricted stock units	0.2	—	—

Adjusted weighted-average shares and assumed conversions—diluted(1)	57.2	54.5	54.2

(1)	The Company has dilutive shares related to stock options, stock-settled appreciation rights and restricted stock units that were granted under the Company’s stock compensation plans. As of December 31, 2010, 2009 and 2008, approximately 4.1 million, 7.5 million and 5.5 million shares, respectively, were excluded from the calculation of diluted earnings per share as their inclusion would have been anti-dilutive.

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

12. Derivative Financial Instruments

The Company is exposed to various market risks, including changes in foreign currency exchange rates and interest rate changes. The Company enters into financial instruments to manage and reduce the impact of these risks, not for trading or speculative purposes. The counterparties to these financial instruments are major financial institutions. The Company continually monitors its foreign currency exposures in order to maximize the overall effectiveness of its foreign currency hedge positions. Principal currencies hedged include the U.S. dollar, Euro, Australian dollar, Canadian dollar and Pound sterling. The Company is subject to credit risk, which relates to the ability of counterparties to meet their contractual payment obligations or the potential non-performance by counterparties to financial instrument contracts. Management continues to monitor the status of the Company’s counterparties and will take action, as appropriate, to further manage its counterparty credit risk. There are no credit contingency features in our derivative financial instruments.

On the date in which the Company enters into a derivative, the derivative is designated as a hedge of the identified exposure. The Company measures the effectiveness of its hedging relationships both at hedge inception and on an ongoing basis.

Forward Currency Contracts

The Company enters into forward foreign currency contracts to reduce the effect of fluctuating foreign currencies, primarily on foreign denominated inventory purchases and intercompany loans. The majority of the Company’s exposure to local currency movements is in Europe, Australia, Canada, Mexico and Japan.

Forward currency contracts used to hedge foreign denominated inventory purchases are designated as a cash flow hedge. Unrealized gains and losses on these contracts for inventory purchases are deferred in other comprehensive income until the contracts are settled and the underlying hedged transactions are recognized, at which time the deferred gains or losses will be reported in the “Cost of products sold” line in the consolidated statements of operations. As of December 31, 2010 and December 31, 2009, the Company had cash flow designated foreign exchange contracts outstanding with a U.S. dollar equivalent notional value of $92.9 million and $61.9 million, respectively.

Forward currency contracts used to hedge foreign denominated intercompany loans are not designated as hedging instruments. Gains and losses on these derivative instruments are recognized within other (income) expense, net in the consolidated statements of operations and are largely offset by the changes in the fair value of the hedged item. The periods of the forward foreign exchange contracts correspond to the periods of the hedged transactions, and do not extend beyond 2011. As of December 31, 2010 and 2009, the Company had undesignated foreign exchange contracts outstanding with a U.S. dollar equivalent notional value of $92.7 million and $124.6 million, respectively.

Cross-Currency Swap

On September 30, 2009, the Company terminated a cross-currency swap agreement which was entered into in September, 2005. The cross-currency swap was terminated in connection with the issuance of the Company’s senior secured notes and entry into its ABL Facility. The termination of the cross-currency swap resulted in payments of $40.8 million to counterparties representing the fair market value of the cross-currency swap on the termination date.

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The following table summarizes the fair value of the Company’s derivative financial instruments as of December 31, 2010 and 2009, respectively.

	Fair Value of Derivative Instruments
	Derivative Assets			Derivative Liabilities
(in millions of dollars)	Balance Sheet Location	Dec. 31, 2010	Dec. 31, 2009	Balance Sheet Location	Dec. 31, 2010	Dec. 31, 2009
Derivatives designated as hedging instruments:
Foreign exchange contracts	Other current assets	$0.7	$0.2	Other current liabilities	$2.4	$0.6
Derivatives not designated as hedging instruments:
Foreign exchange contracts	Other current assets	1.4	1.8	Other current liabilities	0.8	1.0

Total derivatives		$2.1	$2.0		$3.2	$1.6

The following table summarizes the pre-tax effect of the Company’s derivative financial instruments on the Consolidated Statements of Operations for the years ended December 31, 2010 and 2009, respectively.

	The Effect of Derivative Instruments in Cash Flow Hedging Relationships on the Consolidated Statements of Operations for the Years Ended December 31, 2010 and 2009
	Amount of (Gain) Loss Recognized in OCI (Effective Portion)		Location of (Gain) Loss Reclassified from OCI to Income	Amount of (Gain) Loss Reclassified from AOCI to Income (Effective Portion)		Location of (Gain) Loss Recognized in Income	Amount of (Gain) Loss Recognized in Income (Ineffective Portion)
(in millions of dollars)	2010	2009		2010	2009		2010	2009
Cash flow hedges:
Foreign exchange contracts	$3.1	$4.4	Cost of products sold	$0.8	$0.9	Cost of products sold	$—	$—

Net investment hedges:
Cross-currency swap	—	10.0	Other (income) expense	—	—	Interest expense, net	—	(0.9)
Net investment in foreign operations	—	15.0	Other (income) expense	—	—	Other (income) expense	—	—

Total	$3.1	$29.4		$0.8	$0.9		$—	$(0.9)

	The Effect of Derivatives Not Designated as Hedging Instruments on the Consolidated Statements of Operations
	Location of (Gain) Loss Recognized in Income on Derivatives	Amount of (Gain) Loss Recognized in Income Year Ended Dec. 31,
(in millions of dollars)		2010	2009
Foreign exchange contracts	Other (income) expense	$(1.8)	$(8.8)

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. Fair Value of Financial Instruments

The authoritative guidance for fair value measurements requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The guidance classifies the inputs used to measure fair value into the following hierarchy:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities

Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or Unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or Inputs other than quoted prices that are observable for the asset or liability

Level 3	Unobservable inputs for the asset or liability

The Company utilizes the best available information in measuring fair value. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company has determined that its financial assets and liabilities are Level 2 in the fair value hierarchy. The following table sets forth the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2010 and 2009, respectively:

	December 31,	December 31,
	2010	2009
Assets:
Forward currency contracts	$2.1	$2.0
Liabilities:
Forward currency contracts	$3.2	$1.6

The Company’s forward currency contracts are included in Other Current Assets or Other Current Liabilities and mature within 12 months. The forward foreign currency exchange contracts are primarily valued based on the foreign currency spot and forward rates quoted by the banks or foreign currency dealers. As such, these derivative instruments are classified within Level 2.

The fair values of cash and cash equivalents, notes payable to banks, accounts receivable and accounts payable approximate carrying amounts due principally to their short maturities. The carrying amount of total debt was $727.6 million and $725.8 million and the estimated fair value of total debt was $794.5 million and $770.2 million at December 31, 2010 and 2009, respectively. The fair values are determined from quoted market prices, where available, and from investment bankers using current interest rates considering credit ratings and the remaining terms of maturity.

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

14. Accumulated Other Comprehensive Income (Loss)

Comprehensive income is defined as net income (loss) and other changes in stockholders’ equity from transactions and other events from sources other than stockholders. The components of, and changes in, accumulated other comprehensive income (loss) were:

(in millions of dollars)	Derivative Financial Instruments	Foreign Currency Adjustments	Unrecognized Pension and Other Postretirement Benefit Costs	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2008	$2.3	$(39.8)	$(80.0)	$(117.5)

Changed during the year (net of taxes of $(1.0))	(3.3)	26.7	(12.9)	10.5

Balance at December 31, 2009	(1.0)	(13.1)	(92.9)	(107.0)

Changed during the year (net of taxes of $(3.2))	(0.5)	11.0	10.4	20.9

Balance at December 31, 2010	$(1.5)	$(2.1)	$(82.5)	$(86.1)

15. Information on Business Segments

The Company’s business segments are aligned along geographic markets. The Company’s three business segments consist of ACCO Brands Americas, ACCO Brands International and Computer Products Group.

ACCO Brands Americas and ACCO Brands International

These two segments manufacture, source and sell traditional office products and supplies and document finishing solutions. ACCO Brands Americas comprises the North, Central and South American markets and ACCO Brands International comprises the rest of the world, principally Europe, Australia and Asia-Pacific.

Examples of our traditional office products and supplies are staplers, staples, punches, ring binders, trimmers, sheet protectors, hanging file folders, clips and fasteners, data binders, dry-erase boards, dry-erase markers, easels, bulletin boards, overhead projectors, transparencies, laser pointers and screens. These products are sold under leading brands including Quartet®, Rexel, Swingline®, Wilson Jones®, Marbig, NOBO, ACCO®, Derwent and Eastlight. Examples of our document finishing solutions are binding, lamination and punching equipment, binding and lamination supplies, report covers, archival report covers and shredders. These products are sold primarily under the GBC® brand. We also provide machine maintenance and repair services sold under the GBC brand. Included in the ACCO Brands Americas segment are personal organization tools, including time management products, primarily sold under the Day-Timer® brand name.

The customer base to which our products are sold is made up of large global and regional resellers of our products. It is through these large resellers that the Company’s products reach the end consumer. Our customer base includes commercial contract stationers, office products superstores, wholesalers, distributors, mail order and internet catalogs, mass merchandisers, club stores and independent dealers. The majority of sales by our customers are to business end-users, which generally seek premium office products that have added value or ease of use features and a reputation for reliability, performance and professional appearance. Some of our document finishing products are sold directly to high volume end-users and commercial reprographic centers and indirectly to lower-volume consumers worldwide. Approximately two-thirds of the Day-Timer business is sold through the direct channel, which markets product through periodic sales catalogs and ships product directly to our end-user customers. The remainder of the business sells to large resellers and commercial dealers.

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Computer Products Group

This Group designs, distributes, markets and sells accessories for laptop and desktop computers and Apple® iPad®, iPod® and iPhone® products. These accessories primarily include security locks, power adapters, input devices such as mice and keyboards, laptop computer carrying cases, hubs and docking stations, ergonomic devices and technology accessories for iPods®, iPads® and iPhones®. The Computer Products Group sells mostly under the Kensington and Kensington Microsaver® brand names, with the majority of its revenue coming from the U.S. and Western Europe.

All of our computer products are manufactured to our specifications by third-party suppliers, principally in Asia, and are stored and distributed from our regional facilities. Our computer products are sold primarily to consumer electronic retailers, information technology value-added resellers, original equipment manufacturers and office products retailers.

Financial information by reportable segment is set forth below.

Net sales by business segment for the years ended December 31, 2010, 2009 and 2008 are as follows:

(in millions of dollars)	2010	2009	2008
ACCO Brands Americas	$688.3	$671.5	$820.8
ACCO Brands International	419.3	398.8	512.5
Computer Products Group	177.0	163.0	205.9

Net sales	$1,284.6	$1,233.3	$1,539.2

Operating income (loss) by business segment for the years ended December 31, 2010, 2009 and 2008 are as follows (a):

(in millions of dollars)	2010	2009	2008
ACCO Brands Americas(b)	$56.3	$38.6	$(134.0)
ACCO Brands International(b)	31.5	23.0	(67.6)
Computer Products Group(b)	43.0	31.7	30.1

Segment operating income	130.8	93.3	(171.5)
Corporate	(21.1)	(17.9)	(28.4)

Operating income (loss)	109.7	75.4	(199.9)
Interest expense, net	78.3	67.0	63.7
Equity in earnings of joint ventures	(8.3)	(4.4)	(6.5)
Other expense (income), net	1.2	5.4	(17.8)

Income (loss) from continuing operations before income taxes	$38.5	$7.4	$(239.3)

(a)	Operating income (loss) as presented in the segment table above is defined as i) net sales; ii) less cost of products sold; iii) less advertising, selling, general and administrative expenses; iv) less amortization of intangibles; and v) less restructuring, goodwill and asset impairment charges.
(b)	The table below summarizes the non-cash goodwill and asset impairment charges during 2009 and 2008. For a further discussion of the impairment charges see Note 8, Goodwill and Identifiable Intangible Assets.

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in millions of dollars)	2009	2008
Segment:
ACCO Brands Americas	$0.9	$160.6
ACCO Brands International	0.8	100.4
Computer Products Group	—	2.8

Total Continuing Operations	$1.7	$263.8

Segment assets:

The following table presents the measure of segment assets used by the Company’s chief operating decision maker.

	December 31,
(in millions of dollars)	2010	2009
ACCO Brands Americas(c)	$320.3	$325.0
ACCO Brands International(c)	269.2	254.6
Computer Products Group(c)	82.7	71.0

Total segment assets	672.2	650.6
Assets of discontinued operations	33.1	26.8
Unallocated assets	437.3	421.6
Corporate(c)	7.0	7.8

Total assets	$1,149.6	$1,106.8

(c)	Represents total assets, excluding: goodwill and identifiable intangibles resulting from business acquisitions, intercompany balances, cash, deferred taxes, prepaid pension assets, prepaid debt issuance costs and joint ventures accounted for on an equity basis.

As a supplement to the presentation of segment assets presented above, the table below presents segment assets, including the allocation of identifiable intangible assets and goodwill resulting from business combinations (d).

	December 31,
(in millions of dollars)	2010	2009
ACCO Brands Americas(d)	$497.6	$504.6
ACCO Brands International(d)	350.3	339.8
Computer Products Group(d)	98.3	87.5

Total segment assets	946.2	931.9
Assets of discontinued operations	33.1	26.8
Unallocated assets	163.3	140.3
Corporate(d)	7.0	7.8

Total assets	$1,149.6	$1,106.8

(d)	Represents total assets, excluding: intercompany balances, cash, deferred taxes, prepaid pension assets, prepaid debt issuance costs and joint ventures accounted for on an equity basis.

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Property, plant and equipment, net by geographic region are as follows:

(in millions of dollars)	2010	2009
United States	$86.6	$99.5
United Kingdom	24.2	27.0
Australia	18.3	16.0
Portugal	6.8	7.3
Other countries	27.3	30.9

Property, plant and equipment	$163.2	$180.7

Net sales by geographic region are as follows (e):

(in millions of dollars)	2010	2009	2008
United States	$633.0	$619.6	$760.3
Australia	137.0	120.1	124.5
United Kingdom	107.3	105.7	160.7
Canada	97.8	87.6	108.9
Other countries	309.5	300.3	384.8

Net sales	$1,284.6	$1,233.3	$1,539.2

(e)	Net sales are attributed to geographic areas based on the location of the selling company.

Major Customers

Sales to the Company’s five largest customers totaled $496.4 million, $466.4 million and $564.3 million in 2010, 2009 and 2008, respectively. Our sales to Staples were $166.8 million (13%), $159.8 million (13%) and $202.2 (13%) in 2010, 2009 and 2008, respectively. Our sales to Office Depot were $141.0 million (11%), $137.0 (11%) and $174.2 (11%) in 2010, 2009 and 2008, respectively. Sales to no other customer exceeded 10% of annual sales.

A significant percentage of the Company’s sales is to customers engaged in the office products resale industry. Concentration of credit risk with respect to trade accounts receivable is partially mitigated because a large number of geographically diverse customers make up each operating companies’ domestic and international customer base, thus spreading the credit risk. At December 31, 2010, 2009 and 2008, the Company’s top five trade account receivables totaled $124.7 million, $107.9 million and $116.2 million, respectively.

16. Joint Venture Investments

Summarized below is financial information for the Company’s joint ventures, which are accounted for under the equity method. Accordingly, the Company has recorded its proportionate share of earnings or losses on the line entitled “Equity in earnings of joint ventures” in the consolidated statements of operations:

	Year Ended December 31,
(in millions of dollars)	2010	2009	2008
Net sales	$151.8	$134.9	$124.3
Gross profit	85.8	71.6	69.4
Operating income	23.0	13.4	17.7
Net income	16.3	8.8	13.7

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

	December 31,
(in millions of dollars)	2010	2009
Current assets	$89.6	$78.0
Noncurrent assets	37.9	35.2
Current liabilities	37.6	36.3
Noncurrent liabilities	23.8	25.0

17. Commitments and Contingencies

Pending Litigation

The Company and its subsidiaries are defendants in various claims and legal proceedings associated with their business and operations. It is not possible to predict the outcome of the pending actions, but management believes that there are meritorious defenses to these actions and that these actions if adjudicated or settled in a manner adverse to the Company, would not have a material adverse effect upon the results of operations, cash flows or financial condition of the Company.

Lease Commitments

(in millions of dollars)
2011	$20.0
2012	17.2
2013	12.6
2014	10.7
2015	9.3
Remainder	28.7

Total minimum rental payments	$98.5

Total rental expense reported in the Company’s statement of operations for all non-cancelable operating leases (reduced by minor amounts from subleases) amounted to $24.0 million, $25.5 million and $22.9 million in 2010, 2009 and 2008, respectively.

Unconditional Purchase Commitments

Future minimum payments under unconditional purchase commitments, primarily for inventory purchase commitments at December 31, 2010 are as follows:

(in millions of dollars)
2011	$30.9
2012	1.2
2013	0.4
2014	0.4
2015	0.4
Thereafter	—

$33.3

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Environmental

The Company is subject to laws and regulations relating to the protection of the environment. While it is not possible to quantify with certainty the potential impact of actions regarding environmental matters, particularly remediation and other compliance efforts that the Company’s subsidiaries may undertake in the future, in the opinion of management, compliance with the present environmental protection laws, before taking into account any estimated recoveries from third parties, will not have a material adverse effect upon the results of operations, cash flows or financial condition of the Company.

18. Discontinued Operations

These financial statements and footnotes filed on Form 8-K have been restated to reflect the GBC-Fordigraph business as a discontinued operation.

In June of 2011, and with effect from May 31, 2011, the Company sold its GBC-Fordigraph Pty Ltd business to The Neopost Group. The Australia-based business was formerly part of the ACCO Brands International segment and is included in the financial statements as a discontinued operation. The GBC-Fordigraph business represented approximately $46 million in annual net sales for the year ended December 31, 2010. As of the third quarter 2011, the Company has received net proceeds of $53.6 million and anticipates pre-tax net proceeds of $52.9 million, inclusive of working capital adjustments and estimated selling costs. In connection with this transaction, through the third quarter of 2011, the Company recorded a gain on sale of $36.9 million, net of tax.

The financial statement caption “discontinued operations” includes the results of the Company’s former commercial print finishing business, which supplied commercial laminating film and equipment to printers and packaging suppliers and represented approximately $100 million in annual net sales. During the fourth quarter of 2008, the Company’s Board of Directors authorized management to sell its commercial print finishing business and in the first quarter of 2009, the Company announced it had reached a definitive agreement to sell this business and to exit from selling high volume laminating film and equipment.

In June 2009, the Company completed the sale of its commercial print finishing business for final proceeds of $16.2 million, after final working capital adjustments. As a result of the adjustments, the Company received cash proceeds before expenses of $12.5 million and a $3.65 million note due from the buyer payable in installments of $1.325 million in June, 2011 and $2.325 million in June, 2012. Interest on the unpaid balance is payable at the rate of 4.9 percent per annum. The sale resulted in a pre-tax loss recorded in 2009 of $0.8 million ($1.1 million after-tax), which included a pre-tax pension curtailment gain of $0.5 million. During 2010, the Company recorded a loss on sale of $0.1 million ($0.2 million after-tax) related primarily to the settlement of litigation accruals attributable to the wind-down of the discontinued operations.

The operating results and financial position of discontinued operations are as follows:

(in millions, except per share data)	2010	2009	2008
Operating Results:
Net sales	$45.9	$68.6	$138.5

Income from operations before income taxes (1)	6.6	(4.3)	(95.2)
Loss on sale before income tax	(0.1)	(0.8)	—
Provision (benefit) for income taxes	1.9	2.4	(11.1)

Income (loss) from discontinued operations	$4.6	$(7.5)	$(84.1)

Per share:
Basic income (loss) from discontinued operations	$0.08	$(0.14)	$(1.55)

Diluted income (loss) from discontinued operations	$0.08	$(0.14)	$(1.55)

(1)	During the fourth quarter of 2010, the Company completed the sale of a property formerly occupied by its commercial print finishing business, resulting in a gain on sale of $1.7 million. During 2009, the Company recorded an impairment charge of $3.3 million ($1.8 million after-tax) to reflect a change in the estimate of fair value less the cost to dispose of its commercial print finishing business. During 2008, the Company recorded non-cash goodwill and asset impairment charges of $95.4 million. Included in this amount were charges to goodwill of $45.0 million, property, plant and equipment of $22.2 million, identifiable intangible assets of $11.2 million and other current assets of $17.0 million.

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in millions of dollars)	December 31, 2010	December 31, 2009
Financial Position:
Current assets	$23.7	$18.4
Long-term assets	9.4	8.4

Total assets	$33.1	$26.8

Current liabilities	$14.6	$15.3
Long-term liabilities	5.3	7.2

Total liabilities	$19.9	$22.5

19. Quarterly Financial Information (Unaudited)

The following is an analysis of certain items in the consolidated statements of operations by quarter for 2010 and 2009:

(in millions of dollars, except per share data)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2010
Net sales	$300.5	$305.2	$319.4	$359.5
Gross profit	91.0	94.5	97.8	113.8
Operating income	20.5	25.0	30.0	34.2
Income (loss) from continuing operations	(5.2)	4.3	4.4	4.3
Income (loss) from discontinued operations	0.5	0.6	1.0	2.5

Net income (loss)	$(4.7)	$4.9	$5.4	$6.8
Basic earnings per common share:
Income (loss) from continuing operations	$(0.10)	$0.08	$0.08	$0.08
Income (loss) from discontinued operations	0.01	0.01	0.02	0.05
Net income (loss)	(0.09)	0.09	0.10	0.12
Diluted earnings per common share:
Income (loss) from continuing operations	$(0.10)	$0.08	$0.08	$0.07
Income (loss) from discontinued operations	0.01	0.01	0.02	0.04
Net income (loss)	(0.09)	0.09	0.09	0.12
2009
Net sales	$285.8	$293.8	$311.0	$342.7
Gross profit	79.2	84.9	95.7	104.8
Operating income(1)	12.5	9.7	26.2	27.0
Income (loss) from continuing operations(1,2)	(4.5)	(118.0)	1.1	2.8
Loss from discontinued operations	(2.5)	(3.4)	0.2	(1.8)

Net income (loss)(1,2)	$(7.0)	$(121.4)	$1.3	$1.0
Basic earnings per common share:
Income (loss) from continuing operations(1,2)	$(0.08)	$(2.16)	$0.02	$0.05
Loss from discontinued operations	(0.04)	(0.06)	—	(0.03)
Net income (loss)(1,2)	(0.13)	(2.23)	0.02	0.02
Diluted earnings per common share:
Income (loss) from continuing operations(1,2)	$(0.08)	$(2.16)	$0.02	$0.05
Loss from discontinued operations	(0.04)	(0.06)	—	(0.03)
Net income (loss)(1,2)	(0.13)	(2.23)	0.02	0.02

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(1)	During the second quarter of 2009, the Company recorded pre-tax non-cash trade name impairment charges totaling $1.8 million related to the ACCO Brands Americas segment ($0.9 million), ACCO Brands International segment ($0.8 million) and $0.1 million was recorded in the discontinued operations.
(2)	During the second quarter of 2009, the Company recorded a non-cash charge of $108.1 million to establish a valuation allowance against its U.S. deferred taxes. For a further discussion of the valuation allowance see Note 10, Income Taxes.

20. Condensed Consolidated Financial Information

The Company’s 100% owned domestic subsidiaries are required to jointly and severally, fully and unconditionally guarantee the notes issued in 2005 (see Note 3, Long-term Debt and Short-term Borrowings). Rather than filing separate financial statements for each guarantor subsidiary with the Securities and Exchange Commission, the Company has elected to present the following consolidating financial statements, which detail the results of operations for the years ended December 31, 2010, 2009 and 2008, cash flows for the years ended December 31, 2010, 2009 and 2008 and financial position as of December 31, 2010 and 2009 of the Company and its guarantor and non-guarantor subsidiaries (in each case carrying investments under the equity method), and the eliminations necessary to arrive at the reported amounts included in the consolidated financial statements of the Company.

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Condensed Consolidating Balance Sheets

	December 31, 2010
(in millions of dollars)	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$39.5	$(0.4)	$44.1	$—	$83.2
Accounts receivable, net	—	87.5	187.3	—	274.8
Inventories	—	100.2	105.7	—	205.9
Receivables from affiliates	235.5	58.5	38.1	(332.1)	—
Deferred income taxes	3.0	—	6.1	—	9.1
Other current assets	2.5	11.6	9.9	—	24.0
Assets of discontinued operations	—	—	23.7	—	23.7

Total current assets	280.5	257.4	414.9	(332.1)	620.7
Property, plant and equipment, net	1.0	85.6	76.6	—	163.2
Deferred income taxes	0.9	—	9.7	—	10.6
Goodwill	—	70.5	66.4	—	136.9
Identifiable intangibles, net	57.9	53.8	25.3	—	137.0
Other assets	21.6	6.3	43.9	—	71.8
Investments in, long-term receivables from, affiliates	616.9	711.4	200.0	(1,528.3)	—
Assets of discontinued operations	—	—	9.4	—	9.4

Total assets	$978.8	$1,185.0	$846.2	$(1,860.4)	$1,149.6

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Current portion of long-term debt	$0.1	$0.1	$—	$—	$0.2
Accounts payable	—	60.4	49.9	—	110.3
Accrued compensation	1.6	10.0	12.3	—	23.9
Accrued customer program liabilities	—	24.6	48.2	—	72.8
Accrued interest	22.0	—	—	—	22.0
Other current liabilities	2.2	23.7	58.2	—	84.1
Payables to affiliates	60.9	427.2	277.5	(765.6)	—
Liabilities of discontinued operations	—	0.6	14.0	—	14.6

Total current liabilities	86.8	546.6	460.1	(765.6)	327.9
Long-term debt	727.1	0.3	—	—	727.4
Long-term notes payable to affiliates	178.2	16.4	1.7	(196.3)	—
Deferred income taxes	59.6	—	21.6	—	81.2
Pension and other post retirement benefit obligations	4.7	39.9	30.3	—	74.9
Other non-current liabilities	2.2	5.6	4.9	—	12.7
Liabilities of discontinued operations	—	—	5.3	—	5.3

Total liabilities	1,058.6	608.8	523.9	(961.9)	1,229.4
Stockholders’ (deficit) equity:
Common stock	0.6	561.3	76.0	(637.3)	0.6
Treasury stock, at cost	(1.5)	—	—	—	(1.5)
Paid-in capital	1,401.1	632.0	336.4	(968.4)	1,401.1
Accumulated other comprehensive income (loss)	(86.1)	(47.0)	(4.4)	51.4	(86.1)
Accumulated (deficit) retained earnings	(1,393.9)	(570.1)	(85.7)	655.8	(1,393.9)

Total stockholders’ (deficit) equity	(79.8)	576.2	322.3	(898.5)	(79.8)

Total liabilities and stockholders’ (deficit) equity	$978.8	$1,185.0	$846.2	$(1,860.4)	$1,149.6

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Condensed Consolidating Balance Sheets

	December 31, 2009
(in millions of dollars)	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$14.2	$(1.5)	$30.9	$—	$43.6
Accounts receivable, net	—	89.4	164.8	—	254.2
Inventories	—	106.4	87.3	—	193.7
Receivables from affiliates	314.2	74.3	36.9	(425.4)	—
Deferred income taxes	2.2	—	4.4	—	6.6
Other current assets	2.7	7.3	10.6	—	20.6
Assets of discontinued operations	—	—	18.4	—	18.4

Total current assets	333.3	275.9	353.3	(425.4)	537.1
Property, plant and equipment, net	1.6	97.9	81.2	—	180.7
Deferred income taxes	18.8	—	12.7	—	31.5
Goodwill	—	93.4	43.2	—	136.6
Identifiable intangibles, net	58.0	57.8	28.8	—	144.6
Other assets	25.9	4.6	37.4	—	67.9
Investments in, long-term receivables from, affiliates	510.9	854.9	200.0	(1,565.8)	—
Assets of discontinued operations	—	—	8.4	—	8.4

Total assets	$948.5	$1,384.5	$765.0	$(1,991.2)	$1,106.8

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Notes payable to banks	$—	$—	$0.5	$—	$0.5
Current portion of long-term debt	—	0.1	0.1	—	0.2
Accounts payable	—	54.8	42.6	—	97.4
Accrued compensation	2.6	4.6	9.8	—	17.0
Accrued customer program liabilities	—	27.8	46.8	—	74.6
Accrued interest	20.0	—	—	—	20.0
Other current liabilities	1.9	29.6	42.4	—	73.9
Payables to affiliates	63.9	497.7	293.5	(855.1)	—
Liabilities of discontinued operations	—	4.5	10.8	—	15.3

Total current liabilities	88.4	619.1	446.5	(855.1)	298.9
Long-term debt	724.7	0.4	—	—	725.1
Long-term notes payable to affiliates	178.2	16.4	1.6	(196.2)	—
Deferred income taxes	67.8	3.8	14.6	—	86.2
Pension and other post retirement benefit obligations	5.1	48.8	40.7	—	94.6
Other non-current liabilities	1.5	5.8	4.7	—	12.0
Liabilities of discontinued operations	—	—	7.2	—	7.2

Total liabilities	1,065.7	694.3	515.3	(1,051.3)	1,224.0
Stockholders’ (deficit) equity:
Common stock	0.5	562.2	76.0	(638.2)	0.5
Treasury stock, at cost	(1.4)	—	—	—	(1.4)
Paid-in capital	1,397.0	661.4	303.9	(965.3)	1,397.0
Accumulated other comprehensive income (loss)	(107.0)	(50.1)	(21.7)	71.8	(107.0)
Accumulated (deficit) retained earnings	(1,406.3)	(483.3)	(108.5)	591.8	(1,406.3)

Total stockholders’ (deficit) equity	(117.2)	690.2	249.7	(939.9)	(117.2)

Total liabilities and stockholders’ (deficit) equity	$948.5	$1,384.5	$765.0	$(1,991.2)	$1,106.8

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Consolidating Statement of Operations

	Year Ended December 31, 2010
(in millions of dollars)	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Unaffiliated sales	$—	$632.9	$651.7	$—	$1,284.6
Affiliated sales	—	18.5	5.2	(23.7)	—

Net sales	—	651.4	656.9	(23.7)	1,284.6
Cost of products sold	—	463.2	448.0	(23.7)	887.5

Gross profit	—	188.2	208.9	—	397.1
Advertising, selling, general and administrative expenses	22.8	141.9	116.5	—	281.2
Amortization of intangibles	0.1	3.8	2.8	—	6.7
Restructuring income	—	(0.4)	(0.1)	—	(0.5)

Operating income (loss)	(22.9)	42.9	89.7	—	109.7
Interest (income) expense from affiliates	(1.2)	—	1.2	—	—
Interest expense, net	67.5	10.2	0.6	—	78.3
Equity in (earnings) losses of joint ventures	—	0.3	(8.6)	—	(8.3)
Other (income) expense, net	(0.2)	(18.1)	19.5	—	1.2

Income (loss) from continuing operations before income taxes and earnings (losses) of wholly owned subsidiaries	(89.0)	50.5	77.0	—	38.5
Income tax expense (benefit)	6.5	(0.4)	24.6	—	30.7

Income (loss) from continuing operations	(95.5)	50.9	52.4	—	7.8
Income from discontinued operations, net of income taxes	—	0.6	4.0	—	4.6

Income (loss) before earnings of wholly owned subsidiaries	(95.5)	51.5	56.4	—	12.4
Earnings of wholly owned subsidiaries	107.9	47.8	—	(155.7)	—

Net income	$12.4	$99.3	$56.4	$(155.7)	$12.4

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Consolidating Statement of Operations

	Year Ended December 31, 2009
(in millions of dollars)	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Unaffiliated sales	$—	$619.6	$613.7	$—	$1,233.3
Affiliated sales	—	22.7	3.4	(26.1)	—

Net sales	—	642.3	617.1	(26.1)	1,233.3
Cost of products sold	—	473.7	421.1	(26.1)	868.7

Gross profit	—	168.6	196.0	—	364.6
Advertising, selling, general and administrative expenses	18.6	131.3	113.1	—	263.0
Amortization of intangibles	0.1	4.1	2.9	—	7.1
Restructuring charges	0.1	3.7	13.6	—	17.4
Goodwill and asset impairment charges	—	0.8	0.9	—	1.7

Operating income (loss)	(18.8)	28.7	65.5	—	75.4
Interest (income) expense from affiliates	(0.1)	(0.5)	0.6	—	—
Interest expense, net	53.3	7.2	6.5	—	67.0
Equity in (earnings) losses of joint ventures	—	0.2	(4.6)	—	(4.4)
Other (income) expense, net	4.0	(16.0)	17.4	—	5.4

Income (loss) from continuing operations before income taxes and earnings (losses) of wholly owned subsidiaries	(76.0)	37.8	45.6	—	7.4
Income tax expense (benefit)	110.5	(2.4)	17.9	—	126.0

Income (loss) from continuing operations	(186.5)	40.2	27.7	—	(118.6)
Income (loss) from discontinued operations, net of income taxes	—	(15.1)	7.6	—	(7.5)

Income (loss) before earnings (losses) of wholly owned subsidiaries	(186.5)	25.1	35.3	—	(126.1)
Earnings (losses) of wholly owned subsidiaries	60.4	(13.3)	—	(47.1)	—

Net income (loss)	$(126.1)	$11.8	$35.3	$(47.1)	$(126.1)

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Consolidated Statement of Operations

	Year Ended December 31, 2008
(in millions of dollars)	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Unaffiliated sales	$—	$760.2	$779.0	$—	$1,539.2
Affiliated sales	—	59.7	30.9	(90.6)	—

Net sales	—	819.9	809.9	(90.6)	1,539.2
Cost of products sold	—	600.9	561.1	(90.6)	1,071.4

Gross profit	—	219.0	248.8	—	467.8
Advertising, selling, general and administrative expenses	27.2	192.7	147.7	—	367.6
Amortization of intangibles	0.1	3.8	3.6	—	7.5
Restructuring charges	0.1	16.0	12.7	—	28.8
Goodwill and asset impairment charges	11.9	142.4	109.5	—	263.8

Operating loss	(39.3)	(135.9)	(24.7)	—	(199.9)
Interest (income) expense from affiliates	(3.3)	(2.3)	5.6	—	—
Interest expense, net	46.6	6.1	11.0	—	63.7
Equity in earnings of joint ventures	—	(0.1)	(6.4)	—	(6.5)
Other (income) expense, net	(18.7)	(2.8)	3.7	—	(17.8)

Loss from continuing operations before income taxes and earnings (losses) of wholly owned subsidiaries	(63.9)	(136.8)	(38.6)	—	(239.3)
Income tax expense (benefit)	3.3	(11.8)	24.3	—	15.8

Loss from continuing operations	(67.2)	(125.0)	(62.9)	—	(255.1)
Loss from discontinued operations, net of income taxes	—	(39.9)	(44.2)	—	(84.1)

Loss before earnings (losses) of wholly owned subsidiaries	(67.2)	(164.9)	(107.1)	—	(339.2)
Earnings (losses) of wholly owned subsidiaries	(272.0)	12.5	—	259.5	—

Net loss	$(339.2)	$(152.4)	$(107.1)	$259.5	$(339.2)

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2010
(in millions of dollars)	Parent	Guarantors	Non-Guarantors	Consolidated
Net cash provided by (used by) operating activities:	$(87.6)	$60.5	$82.0	$54.9

Investing activities:
Additions to property, plant and equipment	—	(5.3)	(7.3)	(12.6)
Assets acquired	—	(1.1)	—	(1.1)
Proceeds (payments) from sale of discontinued operations	—	(4.1)	0.4	(3.7)
Proceeds from the disposition of assets	—	1.7	0.8	2.5

Net cash used by investing activities	—	(8.8)	(6.1)	(14.9)
Financing activities:
Intercompany financing	110.9	(81.9)	(29.0)	—
Net dividends	1.4	31.4	(32.8)	—
Proceeds from long-term borrowings	1.5	—	—	1.5
Repayments of long-term debt	—	(0.1)	(0.1)	(0.2)
Repayments of short-term debt	—	—	(0.5)	(0.5)
Cost of debt issuance	(0.8)	—	—	(0.8)
Exercise of stock options and other	(0.1)	—	—	(0.1)

Net cash provided by (used by) financing activities	112.9	(50.6)	(62.4)	(0.1)
Effect of foreign exchange rate changes on cash	—	—	(0.3)	(0.3)
Net increase in cash and cash equivalents	25.3	1.1	13.2	39.6
Cash and cash equivalents at the beginning of the year	14.2	(1.5)	30.9	43.6

Cash and cash equivalents at the end of the year	$39.5	$(0.4)	$44.1	$83.2

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2009
(in millions of dollars)	Parent	Guarantors	Non-Guarantors	Consolidated
Net cash provided by (used by) operating activities:	$(58.1)	$94.6	$35.0	$71.5

Investing activities:
Additions to property, plant and equipment	(0.4)	(3.9)	(6.0)	(10.3)
Assets acquired	(1.9)	(0.9)	(0.6)	(3.4)
Proceeds from sale of discontinued operations	—	2.1	7.1	9.2
Proceeds from the disposition of assets	—	—	0.6	0.6

Net cash provided by (used by) investing activities	(2.3)	(2.7)	1.1	(3.9)
Financing activities:
Intercompany financing	(17.6)	(111.5)	129.1	—
Net dividends	3.2	18.9	(22.1)	—
Proceeds from long-term borrowings	463.1	—	6.2	469.3
Repayments of long-term debt	(270.1)	—	(127.8)	(397.9)
Repayments of short-term debt	(46.0)	—	(8.2)	(54.2)
Payment of Euro debt hedge	(40.8)	—	—	(40.8)
Cost of debt issuance	(17.4)	—	(3.2)	(20.6)
Exercise of stock options and other	(0.3)	—	—	(0.3)

Net cash provided by (used by) financing activities	74.1	(92.6)	(26.0)	(44.5)
Effect of foreign exchange rate changes on cash	—	—	2.4	2.4
Net increase (decrease) in cash and cash equivalents	13.7	(0.7)	12.5	25.5
Cash and cash equivalents at the beginning of the year	0.5	(0.8)	18.4	18.1

Cash and cash equivalents at the end of the year	$14.2	$(1.5)	$30.9	$43.6

ACCO Brands Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2008
(in millions of dollars)	Parent	Guarantors	Non-Guarantors	Consolidated
Net cash provided by (used by) operating activities:	$(65.1)	$61.3	$41.0	$37.2

Investing activities:
Additions to property, plant and equipment	(0.9)	(30.3)	(12.3)	(43.5)
Proceeds from the disposition of assets	—	7.7	17.1	24.8

Net cash provided by (used by) investing activities	(0.9)	(22.6)	4.8	(18.7)
Financing activities:
Intercompany financing	113.6	(180.9)	67.3	—
Net dividends	—	11.2	(11.2)	—
Repayments (borrowings) of long-term debt	(85.6)	111.0	(88.5)	(63.1)
Borrowings (repayments) of short-term debt	36.0	—	(4.0)	32.0
Cost of debt amendments	(6.2)	—	(0.7)	(6.9)
Exercise of stock options and other	0.3	—	—	0.3

Net cash provided by (used by) financing activities	58.1	(58.7)	(37.1)	(37.7)
Effect of foreign exchange rate changes on cash	—	—	(5.0)	(5.0)
Net increase (decrease) in cash and cash equivalents	(7.9)	(20.0)	3.7	(24.2)
Cash and cash equivalents at the beginning of the year	8.4	(0.3)	34.2	42.3

Cash and cash equivalents at the end of the year	$0.5	$(20.3)	$37.9	$18.1

21. Subsequent Events

In June of 2011, and with effect from May 31, 2011, the Company sold its GBC-Fordigraph Pty Ltd business to The Neopost Group. The Australia-based business was formerly part of the ACCO Brands International segment and is included in the financial statements as a discontinued operation. The GBC-Fordigraph business represented approximately $46 million in annual net sales for the year ended December 31, 2010. As of the third quarter 2011, the Company has received net proceeds of $53.6 million and anticipates pre-tax net proceeds of $52.9 million, inclusive of working capital adjustments and estimated selling costs. In connection with this transaction, through the third quarter of 2011, the Company recorded a gain on sale of $36.9 million, net of tax.

On November 17, 2011, the Company announced the signing of a definitive agreement to merge MeadWestvaco Corporation’s Consumer and Office Products business into the Company in a transaction valued at approximately $860 million. MeadWestvaco’s Consumer and Office Products business is a leading manufacturer and marketer of school supplies, office products, and planning and organizing tools – including the Mead®, Five Star®, Trapper Keeper®, AT-A-GLANCE®, Cambridge®, Day Runner®, Hilroy, Tilibra and Grafons brands in the United States, Canada and Brazil. Upon completion of the transaction, MeadWestvaco shareholders will own 50.5% of the combined company. The transaction is subject to approval by the Company’s shareholders and the satisfaction of customary closing conditions and regulatory approvals, including a ruling from the U.S. Internal Revenue Service on the tax-free nature of the transaction. The transaction is expected to be completed in the first half of 2012.

ACCO Brands Corporation

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

SCHEDULE II

Allowances for Doubtful Accounts

Changes in the allowances for doubtful accounts were as follows:

	Year Ended December 31,
(in millions of dollars)	2010	2009	2008
Balance at beginning of year	$6.9	$7.0	$6.8
Additions charged to expense	3.3	3.9	3.1
Deductions—write offs	(5.3)	(4.2)	(2.3)
Foreign exchange changes	0.3	0.2	(0.6)

Balance at end of year	$5.2	$6.9	$7.0

Allowances for Sales Returns and Discounts

Changes in the allowances for sales returns and discounts were as follows:

	Year Ended December 31,
(in millions of dollars)	2010	2009	2008
Balance at beginning of year	$9.8	$14.7	$20.0
Additions charged to expense	31.8	40.8	52.7
Deductions—returns	(32.1)	(46.7)	(57.1)
Foreign exchange changes	(0.3)	1.0	(0.9)

Balance at end of year	$9.2	$9.8	$14.7

Allowances for Cash Discounts

Changes in the allowances for cash discounts were as follows:

	Year Ended December 31,
(in millions of dollars)	2010	2009	2008
Balance at beginning of year	$1.2	$1.1	$1.7
Additions charged to expense	11.3	11.6	14.6
Deductions—discounts taken	(11.1)	(11.7)	(15.1)
Foreign exchange changes	(0.2)	0.2	(0.1)

Balance at end of year	$1.2	$1.2	$1.1

ACCO Brands Corporation

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

SCHEDULE II (Continued)

Warranty Reserves

Changes in the reserve for warranty claims were as follows:

	Year Ended December 31,
(in millions of dollars)	2010	2009	2008
Balance at beginning of year	$2.8	$3.0	$3.5
Provision for warranties issued	3.2	2.5	2.2
Settlements made (in cash or in kind)	(2.9)	(2.7)	(2.7)

Balance at end of year	$3.1	$2.8	$3.0

Income Tax Valuation Allowance

Changes in the deferred tax valuation allowances were as follows:

	Year Ended
	December 31,
(in millions of dollars)	2010	2009	2008
Balance at beginning of year	$188.9	$63.8	$54.1
Additions charged to expense	15.7	123.1	20.3
Deductions	—	—	(10.6)
Other	(11.4)	2.0	—

Balance at end of year	$193.2	$188.9	$63.8

See accompanying report of independent registered public accounting firm.